Exhibit 10.22

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

Curragh Mine - New
Coal Supply Deed

Stanwell Corporation Limited

Coronado Curragh Pty Ltd

Level 22 Waterfront Place 1 Eagle Street Brisbane Qld 4000 Australia DX 102 Brisbane T +61 7 3119 6000 F +61 7 3119 1000 minterellison.com

Curragh Mine — New Coal Supply Deed

Details		4

Background		4

1.	Definitions and Interpretations	5

1.1	Defined terms	5

1.2	Defined terms from the ACSA	9

1.3	Interpretation	9

1.4	Headings	9

2.	Documents to be provided, amended or terminated	9

2.1	Coronado Guarantees and Coronado Undertaking	9

2.2	Acknowledgment of expiry of certain documents	11

2.3	Termination of Reversion Deed	11

2.4	Amendment of the ACSA	11

3.	Binding Terms Sheet for New CSA	11

3.1	Agreement of Binding Terms Sheet	11

3.2	New CSA negotiation	11

4.	Acceptable Security	12

4.1	Security requirements	12

4.2	Restriction on security over the Curragh Mine and access to the Reserved Area	14

4.3	Restructure of Coronado Group	14

4.4	Acknowledgement of rights to terminate	15

5.	Minimum Curragh North Area mining	15

5.1	Minimum production from the Curragh North Mining Lease	15

5.2	ROM Annual Rebate Coal Statement	16

5.3	Shortfall Rebate calculation	17

5.4	Remaining Period Rebate calculation	18

5.5	Interruptions to mining	19

5.6	ACSA	19

6.	GST	20

6.1	Interpretation	20

6.2	Consideration is GST exclusive	20

6.3	GST gross up	20

6.4	Reimbursements	20

6.5	Exclusion of GST from calculations	20

6.6	Adjustments	20

6.7	Non-monetary consideration	21

7.	Representations, warranties and undertaking	21

8.	Confidentiality	21

9.	Notices	21

9.1	Defined term	21

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 2

9.2	Service	22

9.3	Notice by email	22

9.4	Effective on receipt	22

10.	Assignment and Change of Control	22

10.1	Assignment by Coronado	22

10.2	Assignment of rights to the Tenements	22

10.3	Assignment by Stanwell	22

10.4	Change of Control	23

10.5	Requests for consent	23

10.6	Financial Ability	23

10.7	Deemed notice	24

11.	General	24

11.1	Attorney	24

11.2	Alterations	24

11.3	Approvals and consents	25

11.4	Costs	25

11.5	Stamp duty	25

11.6	Survival	25

11.7	Counterparts	25

11.8	No merger	25

11.9	Entire agreement	25

11.10	Further action	25

11.11	Waiver	26

11.12	Relationship	26

11.13	Governing Law	26

Schedule 1 — Binding Terms Sheet		28

Schedule 2 — CSA Dispute		51

Schedule 3 — Coronado Group Amendment of Guarantee		52

Schedule 4 — Coronado Australia Amendment of Guarantee		53

Schedule 5 — Coronado Group Amendment of Undertaking		54

Schedule 6 — Coronado Australia Amendment of Undertaking		55

Schedule 7 — Wilmington Trust Amendment of Undertaking		56

Schedule 8 — ACSA amendments		57

Schedule 9 — Existing security		61

Schedule 10 — Coronado Group structure		62

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 3

Details

Date

Parties

Name	Stanwell Corporation Limited
ABN	37 078 848 674
Short form name	Stanwell
Notice details	Level 2, 180 Ann Street, Brisbane QLD 4000
Attention: Company Secretary
Email: karen.buckley@stanwell.com
Copy to: General Counsel
Email: philip.ware@stanwell.com

Name	Coronado Curragh Pty Ltd
ABN	90 009 362 565
Short form name	Coronado
Notice details	Level 31, 345 Queen Street, Brisbane QLD 4000
Attention: Garold Spindler, Chief Executive Officer
Email: gspindler@coronadocoal.com

Background

A.                                    Coronado currently delivers and Stanwell purchases coal under the Amended Coal Supply Agreement dated 6 November 2009 between Stanwell and Coronado, as amended by the ACSA Deed of Amendment entered into on or about 21 November 2016 (ACSA).

B.                                    Under the terms of the ACSA and the Reserved Area Deed of Consent, the Reserved Area is reserved for Stanwell and Coronado may not mine the Reserved Area.

C.                                    Under the Reversion Deed, Stanwell is entitled to acquire the Curragh North Mining Lease and certain related assets from Coronado, and Coronado must transfer the Curragh North Mining Lease and certain related assets to Stanwell, for nominal consideration, and Stanwell also has the right to access or acquire certain other coal production related assets and infrastructure.

D.                                    The parties have agreed:

(i)                                     that Stanwell will permit Coronado to mine the Reserved Area;

(ii)                                  that Stanwell will not exercise any of its rights, or assert any interests, in or in relation to the Curragh North Mining Lease;

(iii)                               to terminate the Reversion Deed and the Reserved Area Deed of Consent;

(iv)                              that Coronado will pay the Shortfall Rebate to Stanwell; and

(v)                                 that Coronado will supply coal to Stanwell from the expiry of the ACSA.

E.                                     The terms of the parties’ agreement are set out in this deed.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 4

Agreed terms

1.                                      Definitions and Interpretations

1.1                               Defined terms

In this deed:

Acceptable Security means:

(a)                                 the security for the performance of Coronado’s obligations under this deed, the Binding Terms Sheet and the New CSA; and

(b)                                 the Wilmington Amendment of Undertaking,

that is to be granted to, procured for or provided to Stanwell in accordance with clause 4.1(a).

Accepted Accounting Principles means, in respect of:

(a)                                 each Coronado Group member incorporated in Australia, generally accepted accounting principles in Australia; or

(b)                                 in respect each Coronado Group member incorporated in a jurisdiction other than Australia, generally accepted accounting principles in that jurisdiction.

ACSA has the meaning given in the Background to this deed.

Affiliate means, in relation to any person, any entity Controlled, directly or indirectly, by the person, any entity that Controls, directly or indirectly, the person or any entity directly or indirectly under common Control with the person.

Auditor has the meaning given in clause 5.2(b).

Authorised Representative means, with respect to either party to this deed, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer or a director or company secretary of that party, or a person it Notifies to the other party as being authorised to act as its authorised representative for the purposes of this deed.

Binding Terms Sheet means the binding terms sheet set out in Schedule 1 which is given force and effect as an agreement between the parties by clause 3.1.

Business Day means a day other than Saturday, Sunday or public holidays in Brisbane, Queensland.

Change of Control means, in relation to Coronado, a change in the persons (including a fund, a trust or a corporation as defined in the Corporations Act) who are individually or together able to Control Coronado.

Control has the meaning given in section 50AA of the Corporations Act, and in addition:

(a)                                 in the case of a corporation, includes the power (whether it is legally enforceable or not) to control, whether directly or indirectly, the composition of the board of directors of that corporation, the voting rights of the majority of the voting shares of the corporation or the management of the affairs of the corporation; and

(b)                                 in the case of a trust, includes the power (whether it is legally enforceable or not) to control, whether directly or indirectly, the appointment or removal of the trustee of the trust, the composition of the board of directors of the trustee, the voting rights of the majority of the securities of the trust or the management of the affairs of the trust or the business operated by the trust, and Controlled has a corresponding meaning, where a reference to the Corporations Act in this definition is to that Act as in force at the date of this deed.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 5

Coronado Australia Amendment of Guarantee means a ‘Deed of amendment — guarantee and indemnity’ in the form set out in Schedule 4 that has been duly authorised and executed by Coronado Australia Holdings Pty Ltd and delivered by Coronado Australia Holdings Pty Ltd to Stanwell.

Coronado Australia Amendment of Undertaking means a ‘Deed — amendment of undertaking’ in the form set out in Schedule 6 that has been duly authorised and executed by Coronado Australia Holdings Pty Ltd and delivered by Coronado Australia Holdings Pty Ltd to Stanwell.

Coronado Group has the meaning given in clause 4.1(a)(ii), and includes any Related Body Corporate or Affiliate of Coronado that becomes a member of the Coronado Group under clause 4.3(b).

Coronado Group Amendment of Guarantee means a ‘Deed of amendment — guarantee and indemnity’ in the form set out in Schedule 3 that has been duly authorised and executed by Coronado Group LLC and delivered by Coronado Group LLC to Stanwell.

Coronado Group Amendment of Undertaking means a ‘Deed — amendment of undertaking’ in the form set out in Schedule 5 that has been duly authorised and executed by Coronado Group LLC and delivered by Coronado Group LLC to Stanwell.

Coronado Holdings means:

(a)                                 until the Permitted Reorganisation, Coronado Group LLC; and

(b)                                 on and from the Permitted Reorganisation, Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC).

Coronado Global Guarantee means a deed of guarantee and indemnity that has been duly authorised and executed by Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC) in the same form as the Guarantee and indemnity dated 13 March 2018 between Coronado Group LLC and Stanwell as though it were amended by the Coronado Group Amendment of Guarantee.

Corporations Act means the Corporations Act 2001 (Cth).

CSA Dispute has the meaning given in clause 3.2(b)(i).

Curragh Mine means Coronado’s coal mine and coal mining facilities located within the Tenements and Coronado’s processing facilities located within or in the vicinity of those Tenements.

Determination Date has the meaning given in clause 5.6(e) in Schedule 2.

EBITDA means the operating profit (or loss) of the Coronado Group from ordinary operations for any period after adjustment to exclude (to the extent not already excluded and without double counting):

(a)                                 any deduction or contribution in respect of corporate tax or other Taxes on income or gains;

(b)                                 any deduction for finance costs and interest expense;

(c)                                  any contribution or deduction in respect of individually significant, non-recurring, non-operating or extraordinary items;

(d)                                 any amortisation or impairment of any goodwill, any intangible assets and any acquisition costs (and taking no account of a reversal made during that period of any previous impairment charge);

(e)                                  any depreciation or amortisation of tangible and intangible fixed assets (including any leasehold property and reclamation assets); and

(f)                                   any deduction or contribution in respect of any loss or gain against book value arising on a disposal of any asset (other than disposals in the ordinary course of ordinary business) and any loss or gain on any revaluation of any asset,

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 6

for the period and as determined under Accepted Accounting Principles.

Final Delivery Date has the meaning given in the ACSA.

Negotiation Deadline means the date specified in clause 3.2(a).

New CSA means the coal supply agreement in a form to be agreed between Stanwell and Coronado, or to be determined in accordance with clause 3.2, that will supersede and replace the Binding Terms Sheet.

Notice has the meaning given in clause 9.1.

Permitted Joint Venture means:

(a)                                 the JEP Mining LLC joint venture; and

(b)                                 any other joint venture entity or structure (including a company, unincorporated firm, undertaking, association, joint venture or partnership):

(i)                                     entered into with third parties on an arm’s length basis and not for the purpose of raising, creating or incurring (directly or indirectly) any financial indebtedness;

(ii)                                  where, on the date of the contribution to, or the granting of a security interest for the obligations of the Coronado Group member in respect of, the joint venture, no enforcement event (however described) under any Acceptable Security is continuing;

(iii)                               the business of which is substantially the same as that carried on by the Coronado Group; and

(iv)                              the assets of which are located in Australia or the United States of America.

Permitted Reorganisation means the transfer by Coronado Group LLC of all of its assets (other than its interests in Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC)) to Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC).

Permitted Security means:

(a)                                 any security interest arising by operation of law in the ordinary course of trading so long as the debt it secures is paid when due or contested in good faith and appropriately provisioned;

(b)                                 any netting or set-off arrangement entered into by any member of the Coronado Group in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances of members of the Coronado Group;

(c)                                  any payment or close out netting or set-off arrangement pursuant to any transactional banking facilities or any derivative transaction or foreign exchange transaction entered into by a member of the Coronado Group, excluding any security interest granted under a credit support arrangement;

(d)                                 any security interest over or affecting any asset of any company which becomes a member of the Coronado Group after the date of this deed, where the security interest is created prior to the date on which that company becomes a member of the Coronado Group if:

(i)                                     the security interest was not created in contemplation of the acquisition of that company;

(ii)                                  the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)                               the security interest is removed or discharged within 3 months of that company becoming a member of the Coronado Group;

(e)                                  any security interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Coronado Group in the ordinary course of trading and on the

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 7

supplier’s standard or usual terms (or on terms more favourable to the members of the Coronado Group) so long as the debt it secures is paid when due or contested in good faith and sufficient reserves of liquid assets have been set aside to pay the debt if the contest is unsuccessful;

(f)                                   any cross security interest between members of a Permitted Joint Venture over joint venture assets securing obligations to contribute to that Permitted Joint Venture or to repay other joint venturers who contribute to the Permitted Joint Venture in default of the chargor doing so;

(g)                                  any security interest arising as a consequence of any finance or capital lease (excluding any lease of assets that have first been sold, transferred or otherwise disposed of by a member of the Coronado Group);

(h)                                 any security interest in respect of which Stanwell has provided its prior written consent; and

(i)                                     any security interest of a kind described in Schedule 9 over any asset of a member of the Coronado Group which is incorporated or domiciled in the United States of America.

Pre-stripping Activities means all activities permitted under mining lease 80110 and relevant approvals, carried out principally for, or in connection with, winning or extracting coal, including but not limited to establishment and maintenance of infrastructure, exploration drilling, scrub clearing and topsoil stripping, drilling and blasting, waste stripping as well as pit dewatering but not including any extraction of coal for the purposes of sale.

Project Documents means this deed, the ACSA, the Binding Terms Sheet and the New CSA.

Related Body Corporate has the meaning given in the Corporations Act.

Remaining Period has the meaning given in clause 5.1(a).

Remaining Period Rebate means the amount to be calculated in accordance with clause 5.4.

ROM Annual Rebate Coal Statement has the meaning given in clause 5.2(a)(ii).

ROM Coal means, for any period, the amount, in Tonnes, of raw coal produced as a result of mining activities undertaken on the Curragh North Mining Lease during that period, which must, while such returns are required, not be less than the quantity of ‘Gross raw output’ reported to the Queensland Department of Natural Resources, Mines and Energy in respect of that period under Form S3.0 (Production Return) under s404C of the Mineral Resources Act 1989 (Qld).

Security Term means the term of the New CSA as set out in item 2 of the Binding Terms Sheet.  Shortfall Rebate means, in respect of Year, the amount calculated in accordance with clause 5.3.  Senior Debt has the meaning given in clause 4.1(e)(i)(A).

Senior Lenders has the meaning given in clause 4.1(e)(i).  Senior Security has the meaning given in clause 4.1(g).  Subsidiary has the meaning given to it in the Corporations Act.

Tax means any tax, levy, duty, rate, impost, charge, deduction or withholding imposed, levied or assessed by a government agency and any related penalty, fine, fee or interest.

Tenements means Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008 and 700009 and Mineral Development Licence Numbers 162, 328 and 329 and any renewals, extensions and amendments thereof and any tenements issued to Coronado in place thereof or over any part of the area covered by the foregoing tenements.

Total Assets means the aggregate value of all assets of the Coronado Group.

Wilmington Amendment of Undertaking means a ‘Deed — amendment of undertaking’ in the form set out in Schedule 7 that has been duly authorised and executed by Wilmington Trust, National Association and delivered by Wilmington Trust, National Association to Stanwell.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 8

1.2                               Defined terms from the ACSA

Capitalised terms used but not defined in this deed have the meaning given in the ACSA.

1.3                               Interpretation

In this deed:

(a)                                 the singular includes the plural and vice versa;

(b)                                 another grammatical form of a defined word or expression has a corresponding meaning;

(c)                                  a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this deed, and a reference to this deed includes any schedule or annexure;

(d)                                 a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)                                  a reference to A$, $A, dollar or $ is to Australian currency;

(f)                                   a reference to time is to Brisbane, Australia time;

(g)                                  a reference to a party is to a party to this deed, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)                                 a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)                                     a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)                                    the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(k)                                 a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this deed or any part of it; and

(l)                                     if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.4                               Headings

Headings are for ease of reference only and do not affect interpretation.

2.                                      Documents to be provided, amended or terminated

2.1                               Coronado Guarantees and Coronado Undertaking

Coronado must procure for, and provide to, Stanwell on the date of this deed:

(a)                                 a Coronado Australia Amendment of Guarantee;

(b)                                 a Coronado Australia Amendment of Undertaking;

(c)                                  a Coronado Group Amendment of Undertaking;

(d)                                 a Coronado Group Amendment of Guarantee;

(e)                                  a Coronado Global Guarantee;

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 9

(f)                                   an opinion addressed to Stanwell, in a form and from a law firm in the United States of America qualified to opine on the laws of Delaware and New York that is reasonably acceptable to Stanwell, confirming that:

(i)                                     Coronado Group LLC is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver the Coronado Group Amendment of Undertaking and the Coronado Group Amendment of Guarantee deed and to consummate the transactions contemplated in them;

(ii)                                  Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver the Coronado Global Guarantee and to consummate the transactions contemplated in it;

(iii)                               Coronado Group LLC has duly authorised the execution and delivery of the Coronado Group Amendment of Undertaking and the Coronado Group Amendment of Guarantee deed and the performance of its obligations under them;

(iv)                              Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC) has duly authorised the execution and delivery of the Coronado Global Guarantee and the performance of its obligations under it;

(v)                                 no consent, approval, authorisation or other action by or filing with any governmental agency or instrumentality of the State of New York, the State of Delaware or the United States of America is required on the part of:

(A)                               Coronado Group LLC for the execution and delivery of the Coronado Group Amendment of Undertaking and the Coronado Group Amendment of Guarantee deed; or

(B)                               Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC) for the execution and delivery of the Coronado Global Guarantee;

(vi)                              the execution and delivery of the Coronado Group Amendment of Undertaking and the Coronado Group Amendment of Guarantee deed by Coronado Group LLC and the consummation by Coronado Group LLC of the transactions contemplated in the Coronado Group Amendment of Undertaking and the Coronado Group Amendment of Guarantee deed in accordance with their terms does not:

(A)                               violate the Delaware General Corporation Law or any New York or Federal statute, law, rule or regulation known to that law firm to which Coronado Group LLC is subject; or

(B)                               breach the provisions of Coronado Group LLC’s certificate of incorporation or bylaws; and

(vii)                           the execution and delivery of the Coronado Global Guarantee deed by Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC) and the consummation by Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC) of the transactions contemplated in the Coronado Global Guarantee deed in accordance with its terms does not:

(A)                               violate the Delaware General Corporation Law or any New York or Federal statute, law, rule or regulation known to that law firm to which Coronado Holdings is subject; or

(B)                               breach the provisions of the certificate of incorporation or bylaws of Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC);

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 10

(g)                                  an undertaking from each other member of the Coronado Group or other person that, as at the date of this deed, has been granted or has entered into an agreement entitling it to the grant, of a security interest of any kind over the Tenements, in a form that is:

(i)                                     substantially similar to the deed poll given by Coronado Group LLC in favour of Stanwell on 28 March 2018 as though it were amended by the Coronado Group Amendment of Undertaking; and

(ii)                                  otherwise reasonably acceptable to Stanwell; and

(h)                                 if any undertaking is required to be provided in accordance with clause 2.1(g) from a person or other entity that is incorporated or otherwise formed outside of Australia, and opinion from legal counsel reasonably acceptable to Stanwell confirming the matters set out in clause 2.1(f) (or if the entity is not a corporation, such other matters as would reasonably be expected of a legal opinion in respect of such an entity to confirm its existence and good standing, its authority to give the undertaking, its due execution and delivery of the undertaking and its ability to perform its obligations in accordance with the undertaking).

2.2                               Acknowledgment of expiry of certain documents

The parties acknowledge that the Coal Supply Option Deed, the Amended Coal Supply Agreement Option Deed, the Mining Lease Procedures Deed, the Option Deed for Curragh North Project Assets and the Reserved Area Consent Option Deed have expired and are of no further force or effect.

2.3                               Termination of Reversion Deed

The Reversion Deed and the Reserved Area Deed of Consent are terminated with effect on and from the date of this deed and Stanwell and Coronado release and discharge each other from any and all duties, obligations and liabilities that the other party has or may have under and in respect of those documents (except for confidentiality obligations, which will expire in accordance with the terms of each of those documents).

2.4                               Amendment of the ACSA

(a)                                 With effect from the date of this deed, the ACSA is amended as set out in Schedule 8.

(b)                                 Except as amended as set out in Schedule 8, the ACSA continues in full force and effect.

3.                                      Binding Terms Sheet for New CSA

3.1                               Agreement of Binding Terms Sheet

On and from the date of this deed:

(a)                                 the Binding Terms Sheet is legally binding and has full force and effect as an agreement between Stanwell and Coronado that is separate and distinct from this deed; and

(b)                                 this deed continues to have full force and effect between the parties in accordance with its terms.

3.2                               New CSA negotiation

(a)                                 The parties must use their best endeavours to negotiate a full form New CSA with a view to the parties executing and delivering the full form New CSA that supersedes and replaces the Binding Terms Sheet by 30 June 2019 (Negotiation Deadline).

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 11

(b)                                 If the parties have not executed and delivered a full form New CSA by the Negotiation Deadline:

(i)                                     the parties will be deemed to be in dispute about the terms of the New CSA (CSA Dispute);

(ii)                                  subject to clause 3.2(c), the CSA Dispute and the terms of the New CSA must be determined in the manner set out in Schedule 2; and

(iii)                               unless the Binding Terms Sheet has been terminated by Stanwell prior to the Determination Date:

(A)                               the parties are each required to execute the New CSA in the form determined in accordance with Schedule 2 within 10 Business Days after the Determination Date; and

(B)                               irrespective of clause 3.2(b)(iii)(A), the terms of the New CSA determined in accordance with Schedule 2 will be binding on the parties on and from the Determination Date until the date of execution of the New CSA.

(c)                                  Unless the Binding Terms Sheet has been terminated by Stanwell:

(i)                                     the Binding Terms Sheet will continue to apply until such time as the New CSA is executed by the parties or determined in accordance with Schedule 2; and

(ii)                                  despite any reference of a CSA Dispute to the procedure set out in Schedule 2, until the Determination Date the parties must continue to perform and comply with their respective obligations under the Binding Terms Sheet.

4.                                      Acceptable Security

4.1                               Security requirements

(a)                                 As security for the performance of Coronado’s obligations under this deed, the Binding Terms Sheet and the New CSA, Coronado must (at its cost):

(i)                                     as soon as practicable after the date of this Deed, procure for, and provide to, Stanwell a Wilmington Amendment of Undertaking; and

(ii)                                  grant or procure the grant of, and maintain at all times during the Security Term, perfected and (to the extent necessary or desirable to achieve the best possible ranking under the laws of the relevant jurisdiction (subject only to Permitted Security and the rights of any Senior Lender or holder of any Senior Security)) registered, recorded, continuing and enforceable security interests and liens in favour of Stanwell over all of the assets of Coronado Holdings and (subject to clause 4.1(b)) each of its Subsidiaries including Coronado (collectively, Coronado Group) (and any and all right, title and interest of each member of the Coronado Group in and to its assets), whether such assets are now owned or hereafter existing from time to time, both in Australia and in the United States, in a form and substance satisfactory to Stanwell, acting reasonably, including over:

(A)                               the Tenements and the other real and personal property assets comprising the Curragh Mine; and

(B)                               the shares in Coronado.

(b)                                 Coronado must ensure that, for the duration of the Security Term, Coronado Group members who provide Acceptable Security to Stanwell account for, as of the full calendar year ended most recently prior to the date of calculation, at least:

(i)                                     90% of the EBITDA of the Coronado Group; and

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 12

(ii)                                  90% of the Total Assets of the Coronado Group,

and in each case the figures for each member of the Coronado Group will exclude all intra- group items and investments in subsidiaries.

(c)                                  For the purpose of testing compliance with the undertaking in clause 4.1(b), on and from the date that Coronado provides to Stanwell the Acceptable Security, Coronado will provide to Stanwell:

(i)                                     audited consolidated financial statements for the Coronado Group for the relevant financial year as soon as they become available, but in any event within 120 days after the end of its financial year (or, if earlier, on the date it delivers the same to the Senior Lenders);

(ii)                                  consolidated financial statements for the Coronado Group for each financial half year as soon as they become available, but in any event within 90 days after the end of each half of each of its financial years (or, if earlier, on the date it delivers the same to the Senior Lenders, as defined below); and

(iii)                               with each set of financial statements referred to in clauses 4.1(c)(i) and 4.1(c)(ii), a compliance certificate signed by two directors of Coronado confirming Coronado’s compliance with clause 4.1(b).

(d)                                 Subject to clause 4.1(b), if after receiving further information in relation to the assets and the business of a member of the Coronado Group, Stanwell determines that a security document is required, necessary or desirable to be entered into by a member of the Coronado Group to constitute a full and complete security package in the relevant jurisdiction, Coronado must promptly procure that the relevant member of the Coronado Group enter into such security document (in a form and substance satisfactory to Stanwell, acting reasonably) on request by Stanwell and provide Stanwell with all such assistance, including by executing such documents as may reasonably be necessary or desirable, to perfect, record and register the security interests granted under that security document so as to create an enforceable security interest and lien in favour of Stanwell. Such security will form part of the Acceptable Security referred to in clause 4.1(a).

(e)                                  Subject to and without limiting clause 4.2(a), except for a Permitted Security, no member of the Coronado Group may grant any other security interest over any of its assets, other than:

(i)                                     to secure indebtedness owing at any time to any bank, financial institution, institutional lender, lender syndicate or to any holder of any notes or bonds (however described) issued by a Coronado Group member, or to any trustee, fund or any other entity which is regularly engaged in providing financial accommodation (including the provision of any agency or security trustee services) (collectively, the Senior Lenders), provided that:

(A)                               such indebtedness is incurred on an arm’s length basis and the proceeds of which are used for development, acquisitions, working capital or general corporate purposes of the Coronado Group, including to refinance or reduce existing indebtedness (Senior Debt); and

(B)                               until such time that the Acceptable Security is granted, the requirement in clause 4.1(f) is complied with; or

(ii)                                  to secure indebtedness existing as of the date of this deed and which security interests are fully subordinated (Subordinated Security) to the Acceptable Security on terms acceptable to Stanwell (acting reasonably).

(f)                                   Coronado must ensure that at all times until the Acceptable Security is granted the ratio of A:B (expressed as a percentage) does not increase from the date of this deed, where:

(i)                                     A is aggregate amount of the Senior Debt; and

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(ii)                                  B is the value of the assets of the Coronado Group.

(g)                                  Where any security granted to or for the benefit of the Senior Lenders (Senior Security) secures the same property as that secured under any Acceptable Security, Stanwell agrees that it will enter into an intercreditor deed or deeds (in a form and substance satisfactory to Stanwell, acting reasonably), under which Stanwell will agree to subordinate the security interest granted to it under the Acceptable Security to the Senior Security, to the extent and for so long as the Senior Security secures Senior Debt.

(h)                                 Where the Acceptable Security and any security interests granted to any holder of any Subordinated Security secure the same property, Stanwell agrees that it will enter into an intercreditor deed or deeds (in a form and substance satisfactory to Stanwell, acting reasonably), under which such holder of any Subordinated Security will agree to subordinate the Subordinated Security to the Acceptable Security on terms acceptable to Stanwell (acting reasonably).

(i)                                     Where the Acceptable Security and any security interests granted to any member of the Coronado Group which is a holder of any Subordinated Security secure the same property, such member of the Coronado Group agrees that it will enter into an intercreditor deed or deeds (in a form and substance satisfactory to Stanwell, acting reasonably), under which such member of the Coronado Group will agree to subordinate the Subordinated Security to the Acceptable Security on terms acceptable to Stanwell (acting reasonably).

4.2                               Restriction on security over the Curragh Mine and access to the Reserved Area

(a)                                 Unless and until Coronado has provided the Acceptable Security in accordance with clause 4.1, Coronado must not:

(i)                                     grant any new security over the Tenements and the other real and personal property assets comprising the Curragh Mine; or

(ii)                                  mine in the Reserved Area, provided that Coronado may conduct Pre-stripping Activities within the Reserved Area with Stanwell’s consent, not to be unreasonably withheld or delayed.

(b)                                 If despite clause 4.2(a) Coronado mines in the Reserved Area prior to providing Acceptable Security, Coronado must hold any coal that it mines from the Reserved Area (at its own risk and cost) for the benefit of Stanwell and must stockpile, transfer, deliver and dispose of that coal (at its own cost and risk) only at the direction of Stanwell.

4.3                               Restructure of Coronado Group

If prior to the date that Coronado has provided the Acceptable Security in accordance with clause 4.1 there is a disposal or other transfer of any asset or assets by a member of the Coronado Group to a Related Body Corporate or Affiliate (who is not a member of the Coronado Group):

(a)                                 Coronado must:

(i)                                     promptly advise Stanwell of the disposal or transfer and provide Stanwell with a structure diagram showing the relationship between each member of the Coronado Group and the transferee; and

(ii)                                  procure that the transferee provides security over such assets in favour of Stanwell in accordance with clause 4.1, as if the transferee were a member of the Coronado Group; and

(b)                                 the transferee will thereafter be included in the Coronado Group for the purposes of this deed.

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4.4                               Acknowledgement of rights to terminate

Coronado acknowledges the termination right of Stanwell under the Binding Terms Sheet and the New CSA if Coronado has not complied with the requirements of this clause 4 by the date specified in the Binding Terms Sheet.

5.                                      Minimum Curragh North Area mining

5.1                               Minimum production from the Curragh North Mining Lease

(a)                                 From 1 July 2018 until the Final Delivery Date (Remaining Period), Coronado must:

(i)                                     maintain the ability (including by maintaining such equipment and infrastructure as is necessary) to mine the Curragh North Mining Lease and meet its obligations under clause 5.1(a)(ii); and

(ii)                                  mine from the Curragh North Mining Lease:

(A)                               no less than [***] Tonnes of ROM Coal each Year provided that:

(I)                                   in the period from (and including) 1 July 2018 until 31 December 2018 Coronado must mine at least [***] Tonnes of ROM Coal from the Curragh North Mining Lease; and

(II)                              if the Final Delivery Date occurs on any date other than 31 December in a Year, the obligation to mine [***] Tonnes of ROM Coal from the Curragh North Mining Lease in that Year will be reduced on a pro-rata basis based on the number of days in the Year from (and including) 1 January to (and including) the Final Delivery Date; and

(B)                               [***] Tonnes of ROM Coal in aggregate.

(b)                                 If the ACSA is terminated in accordance with its terms prior to the Final Delivery Date then the obligation under clause 5.1(a) will be reduced on a pro-rata basis based on the number of days or Years from (and including) the date of termination of the ACSA to the Final Delivery Date.

(c)                                  Until Coronado has mined [***] Tonnes of ROM Coal in aggregate from the Curragh North Mining Lease, if for any Year of the remaining term of the ACSA, Coronado fails to mine at least [***] Tonnes of ROM Coal from the Curragh North Mining Lease (or such lesser quantity as would, when aggregated with the quantity that Coronado has mined from the Curragh North Mining Lease, equal [***] Tonnes) then Coronado will be liable for the Shortfall Rebate for that Year.

(d)                                 Coronado must:

(i)                                     deliver to Stanwell the relevant ROM Annual Rebate Coal Statement in accordance with clause 5.2(a)(ii) by no later than 31 January of the following Year; and

(ii)                                  pay to Stanwell any applicable Shortfall Rebate by no later than 15 February of the following Year.

(e)                                  If Coronado fails to mine [***] Tonnes of ROM Coal from the Curragh North Mining Lease by the end of the remaining term of the ACSA (or a pro-rata quantity if clause 5.1(b) applies), Coronado must pay to Stanwell the Remaining Period Rebate by no later than the date 45 days after the Final Delivery Date.

(f)                                   Payment of either or both of the Shortfall Rebate and the Remaining Period Rebate is not an exclusive remedy for Coronado’s failure to comply with clause 5.1(a). The parties agree that the calculation of Stanwell’s loss caused by any such failure will include (without double counting in respect of the Shortfall Rebate and the Remaining

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Period Rebate) any diminution in the amount that would have been paid by Coronado under clause 12.5 of the ACSA had Coronado complied with clause 5.1(a).

(g)                                  Coronado acknowledges that a failure to comply with clause 5.1(a) or any provision of clause 5.1 will cause material damage to Stanwell, that damages may be an inadequate remedy and that Stanwell has the right to seek injunctive relief against Coronado in respect of any breach, including any deemed or threatened breach of clause 5.1(a). If injunctive relief is sought by Stanwell, Coronado will not raise any equitable defence (including laches, acquiescence, waiver or unclean hands) in response to such application.

5.2                               ROM Annual Rebate Coal Statement

(a)                                 By not later than 31 January of each Year during the Remaining Period, Coronado must:

(i)                                     advise Stanwell of:

(A)                               the quantities of Tier 1 Rebate Coal and Tier 2 Rebate Coal for the preceding Year; and

(B)                               if, for the relevant Year, the quantity of Tier 1 Rebate Coal is less than [***] Tonnes, the quantity of the difference between [***] Tonnes and the quantity of Tier 1 Rebate Coal for that Year (T1 Shortfall), provided that if the Tier 1 Rebate Coal is greater than or equal to [***] Tonnes, then T1 Shortfall will be zero; and

(ii)                                  prepare and have certified as correct by a senior executive of Coronado authorised to bind Coronado, a statement (ROM Annual Rebate Coal Statement) setting out for the preceding Year:

(A)                               the Tonnes of ROM Coal mined by Coronado from the Curragh North Mining Lease and the Reference Coal Contract Price; and

(B)                               its calculation of the Shortfall Rebate in accordance with clause 5.3.

(b)                                 No more than once each Year, Stanwell may, at its cost, appoint a firm of accountants (that have a substantial presence in at least Brisbane, Sydney and Melbourne) (Auditor) with instructions to determine the accuracy of the ROM Annual Rebate Coal Statement. Coronado must give the Auditor, on a confidential basis (including the Auditor not disclosing the information to Stanwell), all information and assistance the Auditor reasonably requires to make that determination.

(c)                                  By no later than the 30th day following the Final Delivery Date, Coronado must:

(i)                                     advise Stanwell of:

(A)                               the quantities of Tier 1 Rebate Coal and Tier 2 Rebate Coal for the Remaining Period (including the part of the Year from 1 July 2018 to 31 December 2018); and

(B)                               if for the Remaining Period, the total quantity of Tier 1 Rebate Coal is less than [***] Tonnes multiplied by the number of relevant Years (including part Years) in the Remaining Period, the quantity of the difference between [***] Tonnes multiplied by the number of relevant Years (including part Years) in the Remaining Period and the total quantity of Tier 1 Rebate Coal for the Remaining Period (RPT1 Shortfall); and

(ii)                                  prepare and have certified as correct by a senior executive of Coronado authorised to bind Coronado, a statement setting out its calculation of the Remaining Period Rebate in accordance with clause 5.4.

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5.3                               Shortfall Rebate calculation

(a)                                 The Shortfall Rebate for each Year will be calculated by determining:

ST = the Shortfall Tonnes or ST as the greater of zero and the amount determined as follows:

ST = [[***] - (ROM Tonnes + Tonnes excused under clause 5.5) ] x Yield where:

ROM Tonnes means the Tonnes of ROM Coal mined by Coronado from the Curragh North Mining Lease in that Year.

Yield means [***].

(b)                                 the Tier 1 Shortfall Tonnes or T1ST as follows (unless ST = 0, in which case T1ST = 0):

T1ST = T1 Shortfall, unless T1 Shortfall >: ST, then T1ST = ST.

where:

T1 Shortfall has the meaning given in clause 5.2(a)(i).

(c)                                  the Tier 2 Shortfall Tonnes or T2ST as the greater of zero and the amount determined as follows:

T2ST = ST - T1ST

(d)                                 the Tier 1 Shortfall Rebate or T1SR as follows:

T1SR  = [T1ST x AvT1TF] + the greater of zero and [T1ST x 25% x (RCCP - AvT1FP)]

where:

AvT1TF means the average of the T1 Tonnage Factors calculated for each Quarter of the relevant Year.

AvT1FP means the average of the Tier 1 Rebate Coal Floor Prices calculated for each Quarter of the relevant Year.

RCCP means the average Reference Coal Contract Price for the relevant Year.

T1 Tonnage Factor means A$0.70 escalated at 1% per annum from 1 July 2002, and calculated Quarterly using the applicable Quarterly compounding factor.

(e)                                  the Tier 2 Shortfall Rebate or T2SR as follows:

T2SR = [T2ST x AvT2TF] + the greater of zero and [T2ST x 10% x (RCCP - AvT2FP)]

where:

AvT2TF means the average of the T2 Tonnage Factors calculated for each Quarter of the relevant Year.

AvT2FP means the average of the Tier 2 Rebate Coal Floor Prices calculated for each Quarter of the relevant Year.

RCCP means the average Reference Coal Contract Price for the relevant Year.

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T2 Tonnage Factor means A$0.70 escalated at the Consumer Price Index from 1 July 2008, and calculated Quarterly using the applicable Quarterly compounding factor.

(f)                                   the Shortfall Rebate or SR payable to Stanwell as follows:

SR= T1SR + T2SR

(g)                                  If no Rebate Coal is mined in the Tenements (as defined in the ACSA) in a Year, the RCCP under this clause 5.3 in respect of that Year will be equal to the average of the Reference Coal Contract Price over the two most recent Years for which Rebate Coal was mined in the Tenements (as defined in the ACSA).

5.4                               Remaining Period Rebate calculation

The Remaining Period Rebate will be calculated by determining:

(a)                                 the Remaining Period Shortfall Tonnes or RPST as the greater of zero and the amount determined as follows:

RPST = [[***] - (ROM Tonnes + AST + Tonnes excused under clause 5.5)] x Yield where:

ROM Tonnes means the Tonnes of ROM Coal mined by Coronado from the Curragh North Mining Lease during the Remaining Period.

AST is determined as the sum of the Shortfall Tonnes for each Year during the Remaining Period, calculated without reference to Tonnes excused under clause 5.5 and on a ROM Coal basis, being the sum of the following calculation for each Year during the Remaining Period:

= ([***] - ROM Tonnes)

Yield means [***].

(b)                                 the Tier 1 Remaining Period Shortfall Tonnes or T1 RPST as follows (unless RPST = 0, in which case T1 RPST = 0):

T1 RPST = RPT1 Shortfall, unless RPT1 Shortfall > RPST, then T1 RPST = RPST,

where:

RPT1 Shortfall has the meaning given in clause 5.2(c)(i).

(c)                                  the Tier 2 Remaining Period Shortfall Tonnes or T2 RPST as the greater of zero and the amount determined as follows:

T2 RPST =  RPST - T1 RPST

(d)                                 the Tier 1 Remaining Period Rebate or T1 RPR as follows:

T1 RPR = [T1 RPST x AvT1 RPTF] + the greater of zero and [T1 RPST x 25% x (RCCP - AvT1 RPFP)]

where:

AvT1 RPFP means the average of the Tier 1 Rebate Coal Floor Prices calculated for each Quarter of the Remaining Period.

AvT1 RPTF means the average of the Tier 1 Tonnage Factors calculated for each Quarter of the Remaining Period.

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RCCP means the average Reference Coal Contract Price for Rebate Coal for each Year of the Remaining Period.

T1 Tonnage Factor means A$0.70 escalated at 1% per annum from 1 July 2002, and calculated Quarterly using the applicable Quarterly compounding factor.

(e)                                  the Tier 2 Remaining Period Rebate or T2 RPR as follows:

T2 RPR =  [T2 RPST x AvT2 RPTF] + the greater of zero and [T2 RPST x 10% x (RCCP - AvT2 RPFP )]

where:

AvT2 RPFP means the average of the Tier 2 Rebate Coal Floor Prices calculated for each Quarter of the Remaining Period.

AvT2 RPTF means the average of the Tier 2 Tonnage Factors calculated for each Quarter of the Remaining Period.

RCCP means the average Reference Coal Contract Price for Rebate Coal for each Year of the Remaining Period.

T2 Tonnage Factor means A$0.70 escalated at the Consumer Price Index from 1 July 2008, and calculated Quarterly using the applicable Quarterly compounding factor.

(f)                                   the Remaining Period Rebate or RPR payable to Stanwell as follows:

RPR = T1 RPR + T2 RPR

(g)                                  If no Rebate Coal is mined in the Tenements (as defined in the ACSA) in the Remaining Period, the RCCP under this clause 5.4 in respect of the Remaining Period will be equal to the average of the Reference Coal Contract Price over the two most recent Years for which Rebate Coal was mined in the Tenements (as defined in the ACSA)

5.5                               Interruptions to mining

(a)                                 If there is an event that interrupts the mining of coal by Coronado in the Curragh North Mining Area that would be a ‘Cause Outside the Control of Wesfarmers’ according to clause 13.11 of the ACSA as if clause 13.11 applied to an interruption to the mining of coal (as opposed to the supply of coal), and Coronado follows the procedure set out in clause 13 of the ACSA, then Coronado will be relieved of its obligation under clause 5.1(a)(ii)(A) to mine ROM Coal to the extent the mining is prevented by such cause.

(b)                                 Clause 5.5(a) does not in any way limit Coronado’s obligations under clause 5.1(a)(ii)(B).

5.6                               ACSA

This clause 5 does not limit or cap the obligation to pay the Tonnage Rebate or Price Rebate under the ACSA and does not in any way limit clause 12.5 of the ACSA.

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6.                                      GST

6.1                               Interpretation

In this clause 6:

(a)                                 unless the context otherwise requires, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act;

(b)                                 a reference to a GST liability or input tax credit entitlement of a party includes a GST liability or input tax credit entitlement of the representative member of any GST group of which that party is a member;

(c)                                  any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply; and

(d)                                 any reference to GST payable by, input tax credits entitlements of, or adjustments for, an entity includes any notional GST, input tax credits or adjustments arising in accordance with Division 177 of the GST Act or any relevant State or Territory legislation confirming the imposition of GST on State or Territory entities.

6.2                               Consideration is GST exclusive

Any consideration to be paid or provided for a supply made under or in connection with this deed unless specifically described in this deed as ‘GST inclusive’, does not include an amount on account of GST.

6.3                               GST gross up

If any party (Supplier) makes a supply under or in connection with this deed on which GST is imposed (not being a supply which is described as ‘GST inclusive’):

(a)                                 the consideration payable or to be provided for that supply but for the application of this clause (GST exclusive consideration) is increased by, and the party providing the GST exclusive consideration for that supply (Recipient) must also pay to the Supplier, an additional amount equal to the GST payable on the supply (GST Amount); and

(b)                                 the GST Amount must be paid to the Supplier by the Recipient at the same time as the first payment of the GST exclusive consideration for the supply, provided that the Supplier has first issued a tax invoice to the Recipient for that supply.

6.4                               Reimbursements

If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense.

6.5                               Exclusion of GST from calculations

If a payment is calculated by reference to or as a specified percentage of, or by application of a formula or formulas to, another amount or revenue stream, that payment will be calculated by reference to or as a specified percentage of, or by application of a formula or formulas to, the amount or revenue stream exclusive of GST.

6.6                               Adjustments

If the GST payable by a Supplier on any supply made under or in connection with this deed varies from the GST Amount paid by the Recipient under clause 6.3, then the Supplier will

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provide a corresponding refund or credit to or will be entitled to receive the amount of that variation from, the Recipient. Any payment, credit or refund under this clause is deemed to be a payment, credit or refund of the GST Amount payable under clause 6.3.  If an adjustment event occurs in relation to a supply, the Supplier must issue an adjustment note to the Recipient in relation to that supply within 14 days after becoming aware of the adjustment.

6.7                               Non-monetary consideration

To the extent that consideration for any supply by, under or in connection with this deed includes non- monetary consideration:

(a)                                 the parties agree to act in good faith in determining the GST-inclusive market value of the non- monetary consideration provided for the supply;

(b)                                 the tax invoice for the supply must state the GST-inclusive market value of the non-monetary consideration provided for the supply;

(c)                                  subject to the parties exchanging tax invoices, the parties will allow for the parties’ respective payments of GST under clause 6.3 to be offset; and

(d)                                 to the extent the respective payments of GST under clause 6.7(c) are not equal, the difference must be paid as a monetary payment, in addition to and at the same time that the GST- exclusive consideration for the supply is payable or to be provided under this deed.

7.                                      Representations, warranties and undertaking

(a)                                 Coronado represents and warrants to Stanwell that as at the date of this deed:

(i)                                     there has been no material adverse change to the financial position of the Coronado Group since the date that Coronado Australia Holdings Pty Ltd acquired the shares in Coronado; and

(ii)                                  the structure diagram at Schedule 10 (or any later group structure diagram provided under clause 4.3) sets out the legal and beneficial ownership of each member of the Coronado Group and shows all of their related bodies.

(iii)                               Coronado is the sole legal and beneficial owner of, and is entitled to all coal produced from the Tenements; and

(iv)                              Coronado has the corporate power, has obtained all necessary approvals, licenses and authorities, and has taken all necessary steps to enable it to enter this deed and perform its obligations hereunder.

(b)                                 Stanwell represents and warrants to Coronado that as at the date of this deed it has the corporate power, has obtained all necessary approvals, licenses and authorities and has taken all necessary steps to enable it to enter this deed and perform its obligations hereunder.

8.                                      Confidentiality

Clause 22 of the ACSA applies to this deed as if set out in full in this deed, with references to ‘this Agreement’ being read as references to ‘this deed’.

9.                                      Notices

9.1                               Defined term

In this clause 9, Notice means a notice, demand, consent, approval or communication given by a party pursuant to or in connection with this deed.

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9.2                               Service

A Notice must be:

(a)                                 in writing, in English and signed by a person duly authorised by the sender; and (b) either:

(i)                                     hand delivered or sent by prepaid post; or

(ii)                                  sent by email,

in each case, to the recipient’s address for notices specified in the details at the start of this deed, as varied by any Notice given by the recipient to the sender.

9.3                               Notice by email

A Notice by email is taken to be in writing and signed by the named sender.

9.4                               Effective on receipt

A Notice given in accordance with clause 9.2 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)                                 if hand delivered, on delivery;

(b)                                 if sent by prepaid post within Australia, on the fifth Business Day after the date of posting; and

(c)                                  if sent by email, on dispatch of the email unless the sender’s server indicates a malfunction or error in transmission or the recipient immediately Notifies the sender of an incomplete transmission, but if the delivery or receipt is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

10.                               Assignment and Change of Control

10.1                        Assignment by Coronado

Coronado may not assign all or any part of its rights or obligations under this deed unless:

(a)                                 Stanwell has given its prior consent; and

(b)                                 its rights, in the same percentage, to the Tenements and to each Project Document are assigned to the same assignee at the same time, except in relation to a deemed assignment under clause 10.4.

10.2                        Assignment of rights to the Tenements

(a)                                 Coronado may not assign its rights to the Tenements, except together with an assignment, in the same percentage, of its rights and obligations under this deed.

(b)                                 Notwithstanding clause 10.2(a), and except as set out in clause 4.2(a), Coronado may encumber its rights to the Tenements so long as the encumbrancee undertakes in a form reasonably satisfactory to Stanwell only to dispose of such rights together with an assignment of rights and obligations under this deed in accordance with clause 10.1.

10.3                        Assignment by Stanwell

Stanwell may not assign all or any part of its rights or obligations under this deed unless:

(a)                                 Coronado has given its prior consent; and

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(b)                                 each Project Document is assigned to the same assignee at the same time.

10.4                        Change of Control

A Change of Control of Coronado will be deemed to be an assignment of this deed for the purpose of this clause 10 and the person that acquires Control will be deemed to be the “proposed assignee”, provided that this clause 10.4 will not apply if the Change of Control of Coronado occurs as a result of the purchase and sale of shares or other securities in Coronado Holdings on the Australian Stock Exchange.

10.5                        Requests for consent

(a)                                 The party requesting any consent under this clause 10 (Party Concerned) may request consent for a proposed assignee as soon as it believes a person is likely to be an assignee (Request).

(b)                                 The party whose consent is required under this clause 10 (Consenting Party) must, within 30 days (or 45 days if clause 10.5(d) applies) of receiving a Request, by notice to the Party Concerned, either:

(i)                                     subject only to clause 10.6(b), 10.6(e) and 10.6(f), give unqualified consent; or

(ii)                                  refuse consent, in which case it must set out the reasons for such refusal.

(c)                                  If the Consenting Party fails for any reason to give the notice within such period, unqualified consent will be deemed to have been given.

(d)                                 If neither the proposed assignee nor any of its Holding Companies:

(i)                                     has a substantial investment in Australia; or

(ii)                                  is listed on a stock exchange either in Australia or overseas,

then the 30 day period referred to in clause 10.5(b) will be extended to 45 days.

(e)                                  To maximise the time the Consenting Party has to consider the suitability of a proposed assignee, the Party Concerned may notify the Consenting Party of a shortlist of proposed assignees as soon as the Party Concerned is satisfied that a list, acceptable to it, is available. However, a notice requesting a consent for the purpose of this clause 10.5 for a particular assignee will not be deemed to have been given until the Party Concerned by notice informs the Consenting Party that in its opinion a person named in the shortlist is likely to be an assignee.

10.6                        Financial Ability

(a)                                 In this clause 10.6 ‘Financial Ability’ means:

(i)                                     in relation to a party its financial ability to perform its obligations as a party to this deed; and

(ii)                                  where clause 10.4 applies, a party’s financial ability to perform its obligations as a party to this deed taking into account its Financial Ability and whether that is materially adversely affected by a change of ownership to the proposed assignee.

(b)                                 Where a party’s consent is required under this clause 10, such consent must be given unless:

(i)                                     the Consenting Party, acting reasonably, determines that the proposed assignee does not have the Financial Ability; or

(ii)                                  where clause 10.4 applies, Stanwell, acting reasonably, determines that the party would not continue to have the Financial Ability.

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(c)                                  If, acting reasonably, the Consenting Party determines that the proposed assignee does not have the Financial Ability, and so informs, with reasons, the Party Concerned as contemplated in clause 10.5(b)(ii), the Party Concerned may then request the Consenting Party to consider whether by taking into account the ownership of the proposed assignee and the financial substance of its Holding Company (Matters) the proposed assignee thereby has the Financial Ability.

(d)                                 The Consenting Party must consider the request made under clause 10.6(c) within 5 days of receiving it. If, acting reasonably it determines that by taking into account either or both Matters, the proposed assignee thereby has the Financial Ability, the Consenting Party must inform the Party Concerned to that effect and give its consent to the proposed assignment. In doing so, the Consenting Party may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.

(e)                                  When making a Request under clause 10.5 in respect of a particular proposed assignee, the Party Concerned may request that if the Consenting Party, acting reasonably, should determine that the proposed assignee does not have the Financial Ability, then the Consenting Party also have regard to the Matters for that proposed assignee. In that event the Consenting Party, acting reasonably, may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.  Any such consent is to be given within the 30 or 45 day period as contemplated under clause 10.5. In doing so the Consenting Party must also give reasons for initially determining that the proposed assignee does not have the Financial Ability.

(f)                                   Notwithstanding any other provision of clause 10 a consent for a particular potential assignee will be deemed to include a consent for any Related Body Corporate of it that becomes the actual assignee so long as the Related Body Corporate is determined by the Consenting Party in accordance with this clause 10.6 to:

(i)                                     meet the criteria set out in this clause; or if not

(ii)                                  meet the criteria set out in this clause by the Consenting Party, acting reasonably, taking into account the Matters, if the Party Concerned has requested that the Matters be considered, and if clause 10.6(f)(ii) applies, the Consenting Party may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.

10.7                        Deemed notice

The Parties agree that any notice referred to in this clause 10 will be deemed to have been given and received if:

(a)                                 a similar notice has been given pursuant to the equivalent provision to this clause 10 in another Project Document; and

(b)                                 that notice refers to this deed.

11.                               General

11.1                        Attorney

If applicable each attorney executing this deed states that the attorney has no notice of the revocation of the relevant power of attorney.

11.2                        Alterations

Any amendment to this deed must be in writing and executed by the parties.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 24

11.3                        Approvals and consents

Except where this deed expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this deed.

11.4                        Costs

Each party must pay its own costs of negotiating, preparing and executing this deed.

11.5                        Stamp duty

Coronado must:

(a)                                 bear and pay for all stamp duty on, or incidental to the execution of, this deed and on or incidental to all transactions contemplated by this deed excluding stamp duty on transactions or agreements between Stanwell and third parties or between Stanwell and its Related Bodies Corporate;

(b)                                 lodge this deed for stamping as required by the relevant statute; and

(c)                                  indemnify Stanwell against its liability for all such stamp duty and against any liability resulting from the failure of Coronado to lodge any document for stamping as required under any applicable legislation.

11.6                        Survival

Any indemnity or any obligation of confidence under this deed is independent and survives termination of this deed. Any other term by its nature intended to survive termination of this deed survives termination of this deed.

11.7                        Counterparts

This deed may be executed in counterparts but will not be binding until executed counterparts are exchanged. All executed counterparts together constitute one instrument. An exchange of executed counterparts of this deed, or of executed copies of this deed by facsimile or email, constitutes an exchange of executed counterparts for the purposes of this clause and will create a valid and binding deed between the parties. Despite this, the parties agree that within a reasonable time following formation of this deed by exchange of facsimiles or emails, the parties must exchange executed counterparts of this deed.

11.8                        No merger

The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

11.9                        Entire agreement

This deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

11.10                 Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this deed and any transaction contemplated by it.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 25

11.11                 Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

11.12                 Relationship

Except where this deed expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

11.13                 Governing Law

This deed is governed by and is to be construed in accordance with the laws of the State of Queensland and the parties submit to the jurisdiction of the courts of that State. Any action or proceedings taken or which may be taken under or in connection with this deed must be taken, instituted or determined, as the case requires, in the Courts of Queensland.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 26

EXECUTED as a deed

Signed by Richard Van Breda for Stanwell

Corporation Limited CAN 078 848 674 under

Power of attorney in the presence of

/s/ Michael O’Rourke	/s/ Richard Van Breda
Signature of witness	Richard Van Breda

Michael O’Rourke
Name of witness (print)

Executed by Coronado Curragh Pty Ltd

ABN 90 009 362 565 in accordance with Section 127 of the

Corporations Act 2001 (Cth)

/s/ Garold R. Spindler	/s/ John Balassis
Signature of director	Signature of director/~~company secretary~~ (Please delete as applicable)

Garold R. Spindler	John Balassis
Name of director (print)	Name of director/~~company secretary (print)~~

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 27

Schedule 1  — Binding Terms Sheet

See Binding Terms Sheet attached.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 28

Schedule 1 to Curragh Mine - New Coal Supply Deed

Binding Terms Sheet

This terms sheet sets out the terms and conditions of a coal supply agreement (New CSA) between Stanwell Corporation Limited ABN 37 078 848 674 (Stanwell) and Coronado Curragh Pty Ltd ABN 90 009 362 565 (Coronado).

This terms sheet is to apply as a binding agreement between Stanwell and Coronado in accordance with the Curragh Mine — New Coal Supply Deed to which this terms sheet is attached (Deed) with effect from the date of the Deed until a full form New CSA reflecting this terms sheet has been agreed between the Parties or a CSA Dispute has been determined in accordance with clause 3.2 of the Deed.

When a full form New CSA has been agreed (or determined in accordance with clause 3.2 of the Deed), the full form New CSA will supersede and replace this terms sheet.

This terms sheet and the New CSA apply on the basis that:

(a)                                 the Parties’ agreement consists of the New CSA Clauses identified in the table below;

(b)                                 each New CSA Clause will, unless otherwise indicated, be the provision or provisions of the Amended Coal Supply Agreement dated 6 November 2009 between Stanwell and Coronado, as amended by the ACSA Deed of Amendment entered into on or about 21 November 2016 and by the Deed (ACSA) identified in this terms sheet with such amendments as are described below; and

(c)                                  if a Clause of the ACSA is not referred to below as a Clause that is deleted or amended, that Clause is to be incorporated into the New CSA and:

(i)                                     any reference in that Clause to ‘Wesfarmers’ is a reference to ‘Coronado’; and

(ii)                                  any cross-reference in that Clause is changed to reflect the applicable Clause of the New CSA according to this terms sheet.

Capitalised terms that are not defined in this terms sheet have the meaning given in the ACSA.

The ACSA is unamended by this terms sheet. The references to the ACSA in this terms sheet are only references to the ACSA as the precedent for the New CSA.

The Clause numbering and clause references from the ACSA will be changed as required to give effect to the New CSA (including the addition and deletion of Clauses) as set out below. An appropriate cover page, table of contents, reference to the Parties and recitals will be inserted in the New CSA.

New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA
1.	Definitions and interpretation

Clause 1 of the New CSA consists of Clauses 1.1 and 1.2 of the ACSA, except that:

(a)              the words before the colon in the first paragraph of Clause 1.1 and 1.2 are deleted and replaced as follows:

In this Agreement:

(b)              the following additional definitions are inserted in Clause 1.1:

“ACSA” means the Amended Coal Supply Agreement dated 6 November 2009 between Stanwell and Coronado, as amended by the ACSA Deed of Amendment entered into on or about 21 November 2016 and by the Deed.

“ACSA Final Delivery Date” means the date that is the “Final Delivery Date” under the ACSA.

“Authorised Representative” means, in respect of each Party, the authorised representative notified by that Party to the other Party from time to time.

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New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA

“Business Day” means a day other than Saturday, Sunday or public holiday in Brisbane, Queensland.

“Deed” means the Curragh Mine — New Coal Supply Deed between Coronado and Stanwell dated on or about 14 August 2018.

“JORC Code” means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves from time to time.

“Netback Amount” for each Month during the Supply Term, has the meaning given in Clause 10.2.

“SRA Value Schedule” means the model calculations schedule at Schedule 1 to this Agreement which sets out the information and formulae required to determine:

(a)              certain amounts to be paid under this Agreement; and

(b)              the Final Delivery Date.

“Supply Commencement Date” means the earlier of;

(a)              the day after the ACSA Final Delivery Date;

(b)              if the ACSA is terminated prior to the ACSA Final Delivery Date, the day after the date that the ACSA is terminated; and

(c)               1 January 2029.

“Supply Term” means the period from the Supply Commencement Date until the Final Delivery Date.

“Tonnes Delivered” for each Month during the Supply Term, has the meaning given in Clause 10.2.

(c)               the following defined terms and definitions in Clause 1.1 of the ACSA are deleted:

Additional Areas
Amended Coal Supply Agreement Option Deed
Annual Base Tonnage
Annual Option Tonnage
As Converted into A$
Base Contract Tonnage
Base Price
Base Tonnage
Coal Supply Option Deed
Consumer Price Index
Contract Price
Contract Term
Curragh Coal
Curragh North Approvals Date
Curragh North Area
Curragh North Coal
Curragh North Commencement Date
Curragh North Mine
Curragh North Project
Curragh North Termination eligible employee
Haul Road
Haul Road Mining Lease
LSL
LSL Levy Act
Marketable Reserves
MDL
Mining Lease Procedures Deed
Nominal Base Annual Tonnage
Option Deed for Curragh North Project Assets
Option Tonnage
RCSA
Reserved Area
Reserved Area Deed of Consent
Reserved Area Consent Option Deed
Reversion Deed
Sales Representative
Total Contract Tonnage
Water Reserve Mining Lease

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New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA

Water Reserve Mining Lease Application
Water Reserve Mining Lease Area

(d)              the definition of Annual Contract Tonnage in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Annual Contract Tonnage” means for each Year during the Supply Term the amount nominated in accordance with Clause 4(a)(i).

(e)               the definition of Commencement Date in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Commencement Date” means the date of the Deed.

(f)                the definition of Curragh Mine in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Curragh Mine” means Coronado’s coal mine and coal mining facilities located within the Tenements and Coronado’s processing facilities located within or in the vicinity of those Tenements.

(g)               the definition of Final Delivery Date in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Final Delivery Date” means the earlier of.

(a)              the last day of the Month for which the Outstanding Value of the SRA is first determined as equalling zero; and

(b)              31 December 2038.

(h)              the definition of Marketable Reserves in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Marketable Reserves Statement” means:

(a)              unless paragraph (b) applies, a statement given in accordance with the JORC Code showing, amongst other things, the Mineral Resources and Ore Reserves (as those terms are defined in the JORC Code) of coal within the Tenements; and

(b)              if a holding company (as defined in the Corporations Act) of Coronado is not listed on a recognised stock exchange, an annual reserves statement for the Tenements prepared by suitably qualified experts equivalent to a JORC reserves statement.

(i)                  the definition of Power Station in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Power Station” means:

(a)              the Stanwell Power Station; or

(b)              any other power station:

(i)                 owned by Stanwell which Stanwell may nominate to receive and use Coal; and

(ii)             where the Coal has been test burned by Stanwell and determined by Stanwell to be suitable for use,

depending in each case upon where the Coal is intended to be used.

(j)                 the definition of Project Documents in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Project Documents” means this Agreement, the Deed and the ACSA.

(k)              the definition of Stanwell’s Carrier in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Stanwell’s Carrier” means such person who from time to time contracts with Stanwell for the transport of Coal.

(l)                  the definition of Tenements in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Tenements” means Mining Lease Numbers 1878, 1990, 80010
80011, 80012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008 and 700009 and Mineral Development Licence Numbers 162, 328 and 329 and any renewals, extensions and amendments thereof and any

ME_151634210_15	Page 31

New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA

tenements issued to Coronado in place thereof or over any part of the area covered by the foregoing tenements.

(m)          the definition of Trade Certified in Clause 1.1 of the ACSA is deleted and replaced as follows:

“Trade Certified” means that the Weighbridge is licensed under the National Measurement Act 1960 (Cth).

(n)              terms defined in the SRA Value Schedule have the meaning given to those terms under the SRA Value Schedule when used in the New CSA.

2.	Agreement

Clause 2 of the New CSA consists of Clause 2 of the ACSA except that:

(a)              Clause 2.2 of the ACSA is deleted and replaced as follows:

Term

(a)              This Agreement will have effect from the Commencement Date, and unless this Agreement is terminated earlier in accordance with its terms this Agreement ends on the date occurring after the Final Delivery Date when each Party has complied with its obligations and satisfied all of its liabilities under this Agreement.

(b)              From four Years prior to the expected Final Delivery Date, either Party may request the other Party to discuss the possibility of extending this Agreement to cover additional tonnages of Coal. In such case the Parties will discuss such possibility but, subject to Clause 2.2(c)(ii) neither Party shall be obliged to agree to any such extension.

(c)               If as at 31 December 2038, the Outstanding Value of the SRA is greater than zero, then:

(i)                 Coronado shall pay to Stanwell the Cash Value of the SRA as at 31 December 2038 by no later than 31 January 2039; and

(ii)             if requested by Stanwell, Coronado will use its best endeavours to supply Coal at a price to be agreed between Coronado and Stanwell.

(b)              Clauses 2.3 through 2.7 of the ACSA are deleted.

(c)               Clause 2.10 of the ACSA is deleted and Clause 2.8 is to be renumbered as Clause 2.3.

3.	Source of Coal and Substitute Coal

Clause 3 of the New CSA consists of Clause 3 of the ACSA except that:

(a)              Clause 3.1(b) of the ACSA, which allows Coronado to deliver Substitute Coal for use in the Power Station only, is to apply as though and be amended to account for Stanwell’s right to otherwise use or sell Coal under the New CSA such that Coronado is permitted to make any deliveries as Substitute Coal, whether for use in the Power Station or otherwise.

(b)              If the Substitute Coal is not to be used in the Power Station:

(i)                  the test burn/suitability requirements in Clause 3.2 will not apply to that Coal; and

(ii)               the coal quality terms, including the limiting specifications, will apply to that Coal.

(c)               Clauses 3.4 through 3.8 are to apply as though and be adjusted to reflect that Stanwell must use best endeavours to obtain rail arrangements for the transport of the Substitute Coal from the relevant mine to its destination and that the adjustment on rail freight will be compared on the same basis as in Clause 3.6 (i.e. regardless of its destination, the parties will compare and pay the difference for the cost of transport from the Curragh Mine to the Stanwell Power Station as against the cost of transport from the relevant mine to the Stanwell Power Station).

(d)              A consequential change applies in Clause 6 regarding the delivery point of Substitute Coal where freight is arranged by Coronado.

(e)               Clause 3.4(a) is amended by deleting the words ‘or the Curragh North Mine’.

(f)                Clause 3.5(a) is amended by deleting the words ‘, the Curragh North Mine’.

ME_151634210_15	Page 32

New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA
N/A	N/A	Clause 4 of the ACSA is deleted.

4.	Annual Base Tonnage, Rates of Delivery and Notification of Requirement

Clause 4 of the New CSA consists of Clause 5 of the ACSA except that:

(a)              Clauses 5.1 and 5.2 of the ACSA are deleted and replaced with new Clauses 4.1 and 4.2 as follows:

Annual nominations

4.1            Not later than the 30 June occurring prior to the commencement of each Year during the Supply Term, Stanwell shall, by notice to Coronado:

(a)              nominate:

(i)                 the Annual Contract Tonnage for that Year which must be between [***] Tonnes Equivalent and [***] Tonnes Equivalent (and pro rata for a part Year), and if no such nomination is made for any Year, Stanwell shall be deemed to have nominated 2 million Tonnes Equivalent;

(ii)             in respect of any Month during that Year, a quantity of the Annual Contract Tonnage in Tonnes Equivalent of up to one twelfth of the Annual Contract Tonnage for any Month for which Stanwell elects to receive Cash in Lieu; and

(iii)         the Nominated Contract Price per GJ for each Month in that Year, which must be within the range of [***]% to [***]% of the Contract Price per GJ for that Month in that Year as set out in the SRA Value Schedule, and if no such nomination is made for any Year, Stanwell shall be deemed to have nominated the Contract Price per GJ for each Month in that Year as set out in the SRA Value Schedule, provided that the nomination must not cause the Outstanding Value of the SRA to be less than zero;

(b)              confirm any additional Tonnes that have been postponed in accordance with Clause 11.4(c), Clause 12.4(c) or Clause 15 and that Coronado is obliged to deliver in that Year pursuant to this Agreement;

(c)               propose the Quarterly Tonnage for each Quarter of that Year; and

(d)              indicate, on a non-binding basis, the nominations of the Annual Contract Tonnage and Nominated Contract Price per GJ for each Year of the Supply Term after the Year for which the nominations in Clause 4.1(a)(i) and 4.1(a)(iii) are made, in accordance with the SRA Value Schedule.

If Stanwell fails to give a notice under Clause 4.1(c), or if Coronado disagrees with the Quarterly Tonnages as proposed by Stanwell, then the Quarterly Tonnages for each Quarter of the Year shall be one quarter of the Annual Contract Tonnage.

If:

(i)                 Stanwell does not make a nomination by the 30 June that occurs immediately prior to the commencement of the first Year of the Supply Term; and

(ii)             either:

(A)             the Supply Term commences; or

(B)             in the reasonable opinion of Stanwell, the Supply Term is likely to commence before Stanwell will be able to make a nomination, Stanwell shall promptly make a nomination in accordance with Clause 4.1(a) for the period in respect of the first (and if applicable, the second) Year in the Supply Term.

If there is an interruption to the supply of Coal in the period between the date of Stanwell’s nomination and 31

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New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA

December of that Year, Stanwell may prior to 31 December revise its nomination, by an amount equal to the missed deliveries, provided that the revised nomination does not exceed a total maximum of [***] million Tonnes Equivalent. That revised nomination will be Stanwell’s nomination for the purposes of Clause 4.1(a).

For the purposes of calculating the Cash Value of the SRA, where the Agreement will terminate due to Coronado’s default, Stanwell may (but is not obliged to) give a revised nomination under this Clause 4.1, including the non-binding nominations for each Year of the Supply Term.

If the Supply Commencement Date occurs before the ACSA Final Delivery Date, in respect of each Month from the Supply Commencement Date until the Month in which the ACSA Final Delivery Date occurs, Stanwell must nominate one twelfth of the Annual Contract Tonnage (pro rata for any part Month) as Cash in Lieu.

4.2            Notwithstanding Clause 4.1, either Coronado or Stanwell may at any time propose any Annual Contract Tonnage and Quarterly Tonnage for the next Year. The other Party shall consider any such proposal but shall be under no obligation to accept the same. If the Parties agree upon a different Annual Contract Tonnage and Quarterly Tonnage that shall become the Annual Contract Tonnage and Quarterly Tonnage for the periods concerned.

(b)              Clause 5.8 of the ACSA is deleted and replaced as Clause 4.8 as follows:

Obligation to deliver and accept deliveries

4.8            Coronado shall deliver, and Stanwell shall take delivery of, Coal at rates which meet the requirements of Clauses 4.1 to 4.7, inclusive. Coronado is not obliged to deliver any Coal in respect of which Stanwell has elected to take Cash in Lieu.

(c)               Clause 5.10 of the ACSA is deleted.

(d)              A new Clause 4.10 is inserted as follows:

Export election

4.10     Stanwell may elect not more than once in respect of any Quarter, by giving notice to Coronado prior to the commencement of the Quarter, to receive any quantity of Coal that Stanwell does not require at the Stanwell Power Station and deal with it as it sees fit, including to export the Coal or otherwise deal with the Coal (and if it does so, Stanwell may request Coronado, to act as its agent to deal with the Coal at Stanwell’s cost, and Coronado may accept or reject that request in its absolute discretion). Coronado must deliver and Stanwell must take such Coal in accordance with the terms of this Agreement.

N/A	N/A	Clause 5A of the ACSA is deleted.

5.	Delivery facilities, title and risk

Clause 5 of the New CSA consists of Clause 6 of the ACSA except that:

(a)              Clause 6.2 of the ACSA is deleted and replaced as follows:

Subject to reasonable maintenance requirements that have, where possible, been previously notified by Coronado to Stanwell, Coronado shall deliver Coal at the Curragh Mine Loading Plant at a rate of at least [***] Tonnes per hour and have the Loading Plant available twenty-four (24) hours per day, seven (7) days a week.

(b)              Clause 6.7 of the ACSA is deleted and replaced as follows:

Coronado will use its best endeavours to comply with Schedules 2 and 3.

(c)               Clause 6.8 is deleted and replaced as follows:

From time to time, either Party may request renegotiation of the provisions of Schedule 3 of this Agreement to reflect the provisions of its then contract

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New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA

for rail haulage which includes the loading of Coal at the Curragh Mine Loading Plant. In such event the Parties will meet in good faith to endeavour to agree upon revised terms which meet their respective needs. If no agreement is reached by the Parties to amend this Agreement, this Agreement shall continue unchanged.

6.	Quality of Coal

Clause 6 of the New CSA consists of Clause 7 of the ACSA, except that:

(a)              Clause 7.4(a) of the ACSA is amended by:

(i)                  deleting the words ‘Subject to Clause 7.4(b)’ at the start of the first sentence; and

(ii)               deleting the last paragraph of the Clause and replacing it with the following:

then Stanwell may by notice suspend delivery of Coal hereunder from the time of giving such notice until Coronado can demonstrate that the Coal ready for delivery is likely to meet all of the Limiting Specifications (provided that for Coal used or intended to be used in the Power Station, Stanwell may only give such notice if in Stanwell’s reasonable opinion the failure of such Coal to meet these Limiting Specifications materially affects, or is likely to materially affect, the normal operation of the Power Station).

(b)              Clause 7.4(b) is deleted.

7.	Quantity and quality determination	Clause 7 of the New CSA consists of Clause 8 of the ACSA.

8.	Price of Coal

Clause 8 of the New CSA is to replace Clause 9 of the ACSA as follows:

8.1            The Contract Price per Tonne for each Month is to be determined in accordance with the SRA Value Schedule.

8.2            The Invoice Price for Coal delivered in any Month is the Contract Price per Tonne for the Month adjusted to reflect the quality of the Coal delivered in that Month in accordance with Clause 9.

8.3            The Contract Price per Tonne for each Month will only vary in accordance with the SRA Value Schedule and is inclusive of all costs. The Contract Price per Tonne so determined shall apply throughout the Supply Term irrespective of any change in Coronado’s actual costs, the mine’s viability or market prices.

8.4            Stanwell will pay a royalty amount for each Month determined in accordance with Clause 10.4.

N/A	N/A	Clause 10 of the ACSA is deleted.

9.	Variations for quality

Clause 9 of the New CSA is to consist of Clause 11 of the ACSA except that Clause 11.1 and 11.2 are amended by:

(a)              replacing ‘each of the Base Tonnage and Option Tonnage’ with ‘the Annual Contract Tonnage’; and

(b)              replacing ‘Contract Price’ with ‘Contract Price per Tonne’, wherever they occur.

10.	Payment

Clause 10 of the New CSA consists of Clause 12 of the ACSA except that:

(a)              Clause 12.1 of the ACSA is deleted and replaced as follows:

Monthly payment

10.1     Stanwell must pay to Coronado each Month, or Coronado must pay to Stanwell each Month, as the case may be:

(a)              the amount payable for the Coal delivered in the previous Month as determined in accordance with Clause 10.2;

(b)              the amount payable for the Derived Amount for the previous Month as determined in accordance with Clause 10.3;

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New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA

(c)               if Stanwell has made an election for the payment of Cash in Lieu in respect of the Month, the amount of the Cash in Lieu for the Month in accordance with Clause 10.3;

(d)              the royalty amount payable in respect the Coal delivered in the previous Month as determined in accordance with Clause 10.4;

(e)               any Rail Energy Payment pursuant to Clause 10.5;

(f)                 any amount payable in respect of GST pursuant to Clause 10.6;

(g)              any Transport Cost payable pursuant to Clause [Drafting instruction for full form New CSA: insert cross-reference to clause containing the obligation to pay the Transport Cost]; and

(h)              any amount payable in respect of any interruptions to supply that are not Causes Outside the Control of Coronado pursuant to Clause 11.

Payment for the amounts payable under Clause 10.1(a) and (b) will be satisfied in each Month by Stanwell paying the Netback Amount less the Derived Amount to Coronado, which is an amount equal to the Invoice Price x Tonnes Delivered.

(b)              Clauses 12.2 and 12.3 of the ACSA are deleted and replaced as follows:

Payments for Coal

10.2     In each Month during the Supply Term, Stanwell shall pay to Coronado the Netback Amount for the aggregate quantities of Coal delivered in that Month. The Netback Amount for the Month is to be determined as:

Netback Amount = [Netback Price x Monthly Tonnage] + [(Invoice Price x Tonnes Delivered) – (Contract Price per Tonne x Monthly Tonnage)]

where Tonnes Delivered is the sum of the quantities delivered in that Month as ascertained in accordance with Clause 7.

Derived Amount and Cash in Lieu

10.3     In each Month during the Supply Term, Coronado shall pay to Stanwell:

(a)              the Derived Amount for the Month; and

(b)              the Cash in Lieu for the Month.

The Derived Amount and the Cash in Lieu are to be determined for each Month in accordance with the SRA Value Schedule.

(c)               Clause 10.4 of the New CSA is as follows:

Royalty amount

10.4     In each Month during the Supply Term, Stanwell shall pay a royalty amount calculated in accordance with the following expression:

Royalty Payable = [(Invoice Price x (7/93 +1) x 0.07) x Tonnes Delivered]

(d)              Clause 12.5 of the ACSA is deleted.

(e)               Clause 12.4 of the ACSA is renumbered as Clause 10.5.

(f)                Clause 12.6 of the ACSA is deleted and replaced as follows:

GST

10.6     For the purposes of this Agreement,

(a)              It is agreed:

(i)                 all amounts expressed or determined to be payable by any Party to another under this Agreement are calculated and will be determined exclusive of GST; and

(ii)             any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to

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New CSA Clause	New CSA Clause title	ACSA amendments to form New CSA

tax periods) will be treated as a separate supply for the purposes of this Clause 10.6.

(b)              If any payment required to be made by one Party to another under this Agreement is a payment for a taxable supply for the purposes of the GST Act, the amount payable is the amount derived by multiplying the original amount payable by the formula [1 + (the decimal expression of the GST rate imposed under the GST Act)].

(c)               If any Party is required to reimburse another for an amount paid or payable for a taxable supply by a third party for which that Party is entitled to claim an input tax credit, the amount required to be reimbursed will be reduced by the amount of the credit.

(d)              The obligation to pay any additional amount under this Clause 10.6 is subject to the Party receiving the payment, providing to the other Party in accordance with the requirements of the GST Act a tax invoice for each payment.

(e)               Payment of the GST shall be made at the same time as the first payment for the relevant taxable supply is required to be made provided the Party receiving the payment has issued a tax invoice or adjustment note (as required) to the other Party.

(f)                 If a payment is calculated by reference to or as a specified percentage of another amount or revenue stream, that payment will be calculated by reference to or as a specified percentage of the amount or revenue stream exclusive of GST.

(g)              If the amount of GST paid or payable by any Party in respect of a taxable supply made under this Agreement differs from the amount of GST paid by that Party by reason of the Australian Commissioner of Taxation lawfully adjusting the amount of GST payable, then the amount of GST paid shall be adjusted accordingly, by a further payment by one Party to the other as the case requires.

(h)              To the extent that consideration for any supply by, under or in connection with this Agreement includes non-monetary consideration:

(i)                 the Parties agree to act in good faith in determining the GST-inclusive market value of the non-monetary consideration provided for the supply;

(ii)             the tax invoice for the supply must state the GST- inclusive market value of the non-monetary consideration provided for the supply;

(iii)         subject to the Parties exchanging tax invoices, the parties will allow for the parties’ respective payments of GST under this Agreement to be offset; and

(iv)           to the extent the respective payments of GST under Clause 10.6(h)(iii) are not equal, the difference must be paid as a monetary payment, in addition to and at the same time that the GST-exclusive consideration for the supply is payable or to be provided under this Agreement.

(g)               Clause 12.7 of the ACSA is deleted and replaced as follows:

Invoicing

10.7     Coronado shall submit to Stanwell as soon as practicable after the end of each Month an invoice for all amounts payable by the Parties pursuant to this Clause 10 in that Month, except for the supply referred to in Clause 10.7(b) below. Each invoice shall be accompanied by a statement showing in detail the calculations used to determine all amounts payable. For this purpose the Parties acknowledge that, subject to any subsequent agreement to issue recipient created tax invoices, in accordance with Clause 10.6(d) of this Agreement:

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(a)              Coronado will issue tax invoices to Stanwell for its taxable supplies under and in connection with this Agreement (including for the taxable supply of Coal); and

(b)              Stanwell will issue tax invoices to Coronado for the taxable supply for which the Derived Amount is consideration.

(h)              Clause 12.8 of the ACSA is deleted.

(i)                  Clause 12.9 of the ACSA is deleted and replaced as follows:

Set-off

10.8     Except in respect of the netting of the Netback Amount and Derived Amount in accordance with Clause 10.1 and any set-off permitted in accordance with Clause 24.10(b), neither Party shall be entitled to set-off against any amounts payable by it to the other Party pursuant to this Agreement, any amounts payable by the other Party to it pursuant to this Agreement or otherwise.

(j)                 Clause 12.11 of the ACSA is deleted and replaced as follows:

10.10       Where appropriate, an adjustment will be made between the Parties for any charge which has been levied on an interim basis within 14 days of the final amount being determined.

11.	Interruption to supply

Clause 11 of the New CSA consists of Clause 13 of the ACSA except that:

(a)              Clause 13.1(c) of the ACSA is deleted and replaced as follows:

Coronado will not enter into a contract that contains a Clause under which Coronado is obliged to supply Coal to a customer in priority to supplying Coal to Stanwell.

(b)              Clause 13.3(a)(i) of the ACSA is amended by deleting the words
‘Contract Term’ and replacing them with ‘Supply Term’.

(c)               Clause 13.7 of the ACSA is deleted and replaced as follows:

If Stanwell elects to cancel deliveries in accordance with Clause 11.3 the cancelled deliveries of Coal will not be treated as delivered for the purposes of the SRA Value Schedule and any cancellation will not prejudice Stanwell’s entitlement to achieve the Value of the SRA under this Agreement.

(d)              Clause 13.8 of the ACSA is amended by deleting the last sentence of Clause 13.8.

(e)               Clause 13.15 of the ACSA is deleted and replaced with the following:

(a)              Subject to Clause 21.6, if the cause of the interruption to supply is not a Cause Outside the Control of Coronado, then in addition to such other rights as Stanwell may have under this Agreement, Stanwell shall be entitled to indemnification from Coronado for all of Stanwell’ s costs and damages resulting from the interruption, including additional costs in obtaining make up coal and the Derived Amount that would have been attributable to such coal had it been delivered by Coronado. Stanwell will use reasonable endeavours to mitigate all such costs and damages.

(b)              If Clause 11.15(a) applies, and Stanwell obtains make up coal and Coronado indemnifies Stanwell in accordance with Clause 11.15(a) for all of Stanwell’s costs and damages resulting from the interruption, the Tonnes Equivalent of such make up coal will be treated as having been delivered for the purposes of the definition of Monthly Tonnage in the SRA Value Schedule.

12.	Interruption to taking of deliveries

Clause 12 of the New CSA consists of Clause 14 of the ACSA except that:

(a)              Clause 14.1(a) is deleted and replaced as follows:

Stanwell expressly acknowledges that, without derogating from the provisions of this Agreement providing for termination and suspension, it is a fundamental expectation of Coronado that this Agreement will provide Coronado with a stable demand for Annual Contract Tonnage and that it was on the basis of Stanwell’ s representations of its ability to provide such

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stable demand as specified herein that Coronado agreed to enter this Agreement with Stanwell.

(b)              Clause 14.1(c) is deleted and replaced as follows:

Clauses 12.2 to 12.14 inclusive, shall apply in the event Stanwell does not take delivery in full of any Coal for which Stanwell has validly nominated in accordance with this Agreement hereunder on the due date, or such non-taking of delivery is threatened as provided hereunder, irrespective of the cause, except where the cause is the breach by Coronado of its obligations under this Agreement.

(c)               Clause 14.3(a)(i) is amended by deleting the words ‘Contract Term’ and replacing them with ‘Supply Term’.

(d)              Clause 14.7 is deleted and replaced as follows:

If Coronado elects to cancel deliveries in accordance with Clause 12.3 the cancelled deliveries of Coal will not be treated as delivered for the purposes of the SRA Value Schedule and any cancellation will not prejudice Stanwell’s entitlement to achieve the Value of the SRA under this Agreement.

(e)               Clause 14.8 of the ACSA is amended by deleting the last sentence of Clause 14.8.

(f)                Clause 14.11(b)(iv) is deleted and replaced as follows:

(iv)           Interruptions due to embargoes, orders or acts of a Government Body of the State of Queensland, however unexpected, will not be considered to be beyond Stanwell’s reasonable control where those embargoes, orders or acts:

(A)             are intended to apply, or have the effect of applying, only to Stanwell and/or the Stanwell Power Station; or

(B)             are intended to have a greater proportional application to the Stanwell Power Station than other coal fired power stations in the State of Queensland;

provided that this Clause 12.11(b)(iv) shall not apply to Stanwell if the shares in Stanwell cease to be owned by a Government Body, unless the commission of the relevant embargo, order or act is a condition, express or implied, of the transaction by which the new owner became owner of those shares.

(g)               Clause 14.14 is deleted and replaced as follows:

Subject to Clause 21.6, if the cause of the interruption to the taking of deliveries is not a Cause Outside the Control of Stanwell and Stanwell has not made an Advance Payment with respect to such deliveries as provided in Clause 15, then in addition to such other rights as Coronado may have under this Agreement, Coronado shall be entitled to recover from Stanwell indemnification for all of Coronado’ costs and damages resulting from the interruption, including costs in stockpiling of coal and any reduced price (in comparison to the Netback Price) it may receive from selling coal to other customers. Coronado will use reasonable endeavours to mitigate all such costs and damages.

13.	Sales by Coronado to other purchasers	Clause 13 of the New CSA consists of Clause 15 of the ACSA.

14.	Reserves

Clause 14 of the New CSA is to replace Clause 16 of the ACSA as follows:

Annual Report on Marketable Reserves

Coronado shall prepare and provide to Stanwell by 30 September of each Year during the Supply Term (or if earlier, within 10 Business Days of it being filed with a recognised stock exchange), the most current Marketable Reserves Statement.

15.	Request for postponement of deliveries

Clause 15 of the New CSA consists of Clause 17 of the ACSA except that:

(a)              Clause 17.1 is amended by deleting the words ‘Contract Price’ and replacing them with ‘Contract Price per Tonne’.

(b)              The following paragraph is added at the end of the Clause 17.1:

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An “Advance Payment” is a payment described in this Clause 15. For the purposes only of the SRA Value Schedule and without limiting Coronado’s delivery obligations, if Stanwell makes an Advance Payment in respect of any Coal, that Coal will be deemed to have been delivered at the time of payment by Stanwell.

16.	Disputes

Clause 16 of the New CSA consists of Clause 18 of the ACSA except that:

(a)              Clause 18.1 is deleted and replaced as follows:

If at any time any question, dispute or difference arises between Stanwell and Coronado in relation to, or arising out of, this Agreement, then the Authorised Representative from each of Stanwell and Coronado shall meet with the view to resolving that question, dispute or difference.

(b)              Clause 18.7(a) is deleted and replaced as follows:

If the Parties do not agree within seven (7) days from the date upon which Clause 16.3 applies as to the identity of the mediator, or the mediator agreed by the Parties determines that he or she is unable or unwilling to act, a mediator shall be appointed by the Resolution Institute in accordance with its mediation rules. Within seven (7) days of such agreement or nomination the Parties must jointly appoint the agreed or nominated mediator and if either refuses to make the appointment the other is hereby irrevocably authorized to appoint the mediator on behalf of both Parties.

(c)               The opening paragraph of Clause 18.8 is deleted and replaced as follows:

Notwithstanding the foregoing provisions of this Clause 16, in the event that the question, dispute or difference relates to Clauses 6, 7 (except for the umpire analysis provided therein), 10.6 and 10.10 (“Reference Clause(s)”), then:

(d)              Clause 18.8(c) is amended by deleting the words ‘the President for the time being of the Institute of Chartered Accountants’ and replacing them with ‘the Chair of the Resolution Institute’.

17.	Assignment and Change of Control	Clause 17 of the New CSA consists of Clause 19 of the ACSA.

18.	Representations, Warranties and Undertakings

Clause 18 of the New CSA consists of Clause 20 of the ACSA except that:

(a)              Clause 20.1(a) is deleted and replaced as follows:

Coronado is the sole legal and beneficial owner of, and is entitled to all coal produced from, the Tenements; and

(b)              Clause 20.2 is deleted.

N/A	N/A	Clause 21 of the ACSA is deleted.

19.	Confidentiality	Clause 19 of the New CSA consists of Clause 22 of the ACSA except that Clause 22.1(a)(iv) is amended by deleting the words ‘or Curragh North Mine’.

20.	Notices and Communications

Clause 20 of the New CSA is to replace Clause 23 of the ACSA as follows:

Notice

20.1     In this Clause 20, “Notice” means a notice, demand, consent, approval or communication given by a party pursuant to or in connection with this Agreement.

Service

20.2     A Notice must be:

(a)              in writing, in English;

(b)              signed:

(i)                 in the case of Stanwell, by its Authorised Representative, a director or a company secretary; and

(ii)             in the case of Coronado, by its Authorised Representative, a director or a company secretary; and

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(b)              either:

(i)                 hand delivered or sent by prepaid post; or

(ii)             sent by email,

in each case, to the recipient’s address for notices specified in the details at the start of this Agreement, as varied by any Notice given by the recipient to the sender.

Notice by email

20.3     A Notice by email is taken to be in writing and signed by the named sender.

Effective on receipt

20.4     A Notice given in accordance with Clause 20.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)              if hand delivered, on delivery;

(b)              if sent by prepaid post within Australia, on the fifth Business Day after the date of posting; and

(c)               if sent by email, on dispatch of the email unless the sender’s server indicates a malfunction or error in transmission or the recipient immediately notifies the sender of an incomplete transmission, but if the delivery or receipt is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

Service of process

20.5     The Parties agree any process in any proceedings in Australia issued by any Party, including any originating process, may be served on any other Party by sending a photocopy of the signed and sealed copy of the initiating process document by certified or registered mail, with postage prepaid, to such other Party at that Party’s address pursuant to this Clause 20.

21.	Miscellaneous

Clause 21 of the New CSA consists of Clause 24 of the ACSA except that:

(a)              Clause 24.2 of the ACSA is to deleted and replaced as follows:

Entire Agreement

21.2     This Agreement shall constitute the entire agreement between the Parties in relation to its subject matter and no other representations, warranties, covenants, terms or conditions, whether express or implied and whether oral or in writing, in relation to the subject matter of this Agreement shall be of any force or effect unless contained in this Agreement.

(b)              Clause 24.4 of the ACSA is deleted and replaced as follows:

Amendment

21.2     Any amendment to this Agreement shall be in writing and signed by the Parties.

(c)               Clause 24.8 of the ACSA is deleted.

22.	Costs

Clause 22 of the New CSA will consist of Clause 25 of the ACSA except that:

(a)              Clause 25.2 of the ACSA is to deleted and replaced as follows:

Coronado shall:

(a)              bear and pay for all stamp duty on, or incidental to the execution of, this Agreement and on or incidental to all transactions contemplated by this Agreement excluding stamp duty on transactions or agreements between Stanwell and third parties or between Stanwell and its Related Bodies Corporate;

(b)              lodge this Agreement for stamping as required by the relevant statute; and

(c)               indemnify Stanwell against its liability for all such stamp duty and against any liability resulting from the failure of Coronado to lodge

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any document for stamping as required under any applicable legislation.

23.	Counterparts	Clause 23 of the New CSA will consist of Clause 26 of the ACSA.

24.	Default and termination

Clause 24 of the New CSA will consist of Clause 27 of the ACSA, except that:

(a)              Clause 27.1(b) of the ACSA is amended to include a new event constituting a ‘Financial Default’ as Clause 24.1(b)(iv) as follows:

at any time after the date that Stanwell has been provided with Acceptable Security in accordance with clause 4.1 of the Deed, Coronado fails to comply with any subsequent or continuing obligation to Stanwell under that clause.

(b)              Clause 27.1(b) of the ACSA is amended to include a new event constituting a ‘Financial Default’ as Clause 24.1(b)(v) as follows:

at any time before the date that Stanwell has been provided with Acceptable Security in accordance with clause 4.1 of the Deed, Coronado is in breach of clause 4.2 of the Deed.

(c)               a new Clause 24.7 of the New CSA is inserted as follows:

Requirement to provide Acceptable Security

24.7     Stanwell may terminate this Agreement with immediate effect if:

(a)              by 30 June 2019 Coronado has not granted, procured for or provided Stanwell with all Acceptable Security as defined in and required by clause 4.1 of the Deed and Coronado has not demonstrated to the reasonable satisfaction of Stanwell that:

(i)                 Coronado is using its best endeavours to grant, procure for and provide Stanwell with all such Acceptable Security within a reasonable period after 30 June 2019; and

(ii)             there are reasonable grounds for Stanwell to believe that there are reasonable prospects of the Acceptable Security being provided within that reasonable period;

(b)              in any case, all Acceptable Security required by clause 4.1 of the Deed has not been granted, procured for or provided to Stanwell by 30 September 2019; or

(c)               at the time all Acceptable Security required by clause 4.1 of the Deed is granted to, procured for or provided to Stanwell, Coronado is not able to demonstrate to Stanwell’s satisfaction that the requirement in clause 4.1(f) of the Deed is satisfied.

(d)              a new Clause 24.8 of the New CSA is inserted as follows:

24.8     Stanwell’s termination of this Agreement under Clause 24.7 is a termination for Coronado’s default for the purposes of determining the Termination Payment calculated in accordance with the SRA Value Schedule to be paid by Coronado to Stanwell under Clause 24.10 and is without prejudice to:

(a)              any of its other rights in this Agreement;

(b)              any right to sue Coronado for damages; or

(a)              the exercise of all other available legal and equitable remedies, including suing for specific performance, injunctive relief or such other orders as it deems appropriate.

(e)               a new Clause 24.9 of the New CSA is inserted as follows:

Termination by Stanwell

24.9     If the ACSA is terminated by Stanwell following an ‘Event of Default’ (as defined in the ACSA) arising in respect of Coronado, Stanwell may immediately terminate this Agreement without prejudice to:

(a)              any of its other rights in this Agreement;

(b)              any right to sue Coronado for damages; or

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(c)               the exercise of all other available legal and equitable remedies, including suing for specific performance, injunctive relief or such other orders as it deems appropriate.

(f)                a new Clause 24.10 of the New CSA is inserted as follows:

Termination payment

24.10                                 (a)                                    If this Agreement is terminated for any reason (including under this Clause 24), Coronado must pay to Stanwell the Termination Payment calculated in accordance with the SRA Value Schedule within 10 Business Days of the date of termination.

(b)              If this Agreement is terminated otherwise than due to Coronado’s default, Coronado may set-off against the Termination Payment any net amount payable by Stanwell to Coronado under Clause 10 of this Agreement (having deducted any amounts payable by Coronado to Stanwell under this Agreement).

	Schedules	Schedule 1 of the New CSA will consist of Annexure A of this terms sheet. Schedules 2 and 3 of the New CSA will consist of Schedules 2 and 3 of the ACSA.

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Binding Terms Sheet for New Coal Supply Agreement

Annexure A — SRA Value Schedule

1.                                      Introduction

1.1                               This Agreement includes a number of items which change from time to time in accordance with the Model Calculations contained in this Annexure A. The purpose of these Model Calculations is to accommodate the flexibility in this Agreement (including as to the Supply Commencement Date, Contract Price per GJ, Monthly Tonnage and Cash in Lieu) while ensuring that in all circumstances Stanwell receives the Value of the SRA. The Value of the SRA is escalated at the Discount Rate from the Valuation Date, and is acquitted by the payment by Coronado of Monthly Cash Flows as determined by the Model Calculations, and if the Outstanding Value of the SRA is greater than zero as at the 31 December 2038, by payment by Coronado of the Termination Payment.

1.2                               From time to time as required for the purposes of this Agreement prior to the Supply Commencement Date, and then at the end of each Month during the Supply Term, the Model Calculations will be made in accordance with their terms. The Model Calculations use Fixed Inputs, Variable Elements and the output of other Model Calculations.

1.3                               The Model Calculations determine (amongst other things) certain payments to be made under this Agreement, including that, in relation to each Month during the Supply Term:

(a)                                 Stanwell shall pay to Coronado the Netback Amount for the aggregate quantities of Coal delivered in that Month. The Netback Amount for the Month is to be determined as:

Netback Amount = [Netback Price x Monthly Tonnage] + [(Invoice Price x Tonnes Delivered as described in Clause 10.2) - (Contract Price per Tonne x Monthly Tonnage)]

(b)                                 Coronado shall pay to Stanwell the Derived Amount and the Cash in Lieu for the Month.

1.4                               The Parties have agreed the form of an Excel spreadsheet which contains the Model Calculations as attached to the email sent from Tim Peirce, Coronado to Natalie Gordon, Stanwell on 14 August 2018 at approximately 11.15 am, and which is attached to this Annexure A. The Excel spreadsheet also includes rows which are to be used for the administration of the this Agreement by the Parties, but which are not, and do not affect, Fixed Inputs, Variable Elements or Model Calculations for the purposes of this Annexure A.

1.5                               To the extent of any inconsistency, the documents will be interpreted in the following order of precedence:

(a)                                 this Agreement, including this Annexure A; and

(b)                                 the Excel spreadsheet.

1.6                               In preparing the full form of this Agreement in accordance with clause 3.2 of the Deed, the Parties will use their best endeavours to prepare and agree the form of worked examples of the Excel spreadsheet containing the Model Calculations, provided that the worked examples will be provided for illustrative purposes only and to the extent of any inconsistency between the worked examples and this Agreement (including this Annexure A) or the Excel spreadsheet, this Agreement (including this Annexure A) and the Excel spreadsheet will prevail (subject to item 1.5 above).

1.7                               Each Party acknowledges that the Model Calculations do not and will not take account of either Party’s tax position.

1.8                               In this Annexure A, a reference to a Clause is a reference to a Clause in the main body of this Agreement.

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2.                                      Fixed Inputs

The following items are the Fixed Inputs (which remain unchanged throughout the term of this Agreement):

Fixed Input	Value of Fixed Input
Discount Rate	13% per annum.
Valuation Date	13 August 2018.
Netback Price	in respect of each Month on and from the Valuation Date, the price in A$set out for that Month for the Netback Price in Attachment 1 to this Annexure A.
Contract Energy	means 25.6 GJ/Tonne (as received).
New CSA Days	means, for a Month, the number of days from (and excluding) the Valuation Date until (and including) the last day of the relevant Month.
Escalation Factor	means, for a Month: (1 + 0.02) ^ (New CSA Days / 365)
Discount Factor	in respect of each Month from the Valuation Date, is to be determined as: =1/[((1+ Discount Rate)^(1/365))^(New CSA Days)]
Value of the SRA	A$210,000,000.

3.                                      Variable Elements

The following items are the Variable Elements:

Variable Element	Determination of Variable Element
Supply Commencement Date

has the meaning given in Clause 1.1.
For the purposes only of the Model Calculations, unless and until the Supply Commencement Date occurs, a nominal Supply Commencement Date of 1 March 2027 will be used for the Model Calculations (except if this Agreement is terminated prior to the Supply Commencement Date occurring and Stanwell has given a nomination in accordance with Clause 4.1(a), in which case the Supply Commencement Date indicated in that nomination will be used).

Base Contract Price per GJ

means, for the Month in which the Supply Commencement Date occurs:

•                  if the Supply Commencement Date is prior to 1 January 2026, A$[***] per GJ;

•                  otherwise, the price per GJ set out in the table headed ‘Base Contract Price per GJ’ in Attachment 1 to this Annexure A,

provided that unless and until the Supply Commencement Date occurs, A$[***] will be used for Base Contract Price per GJ under this Annexure A.

The Base Contract Price per GJ is fixed on the Supply Commencement Date.

Contract Price per GJ	means, for each Month during the Supply Term, the Base Contract Price per GJ multiplied by the Escalation Factor for that Month.
Nominated Contract Price per GJ	means, for each Month during the Supply Term, the amount nominated as the Nominated Contract Price per GJ by Stanwell in accordance with Clause 4.1(a)(iii).

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Variable Element	Determination of Variable Element
Cash in Lieu Tonnage	means, for each Month during the Supply Term, the quantity of the Annual Contract Tonnage (in Tonnes Equivalent) for which Stanwell elects to receive Cash in Lieu in accordance with Clause 4.1(a)(ii).
Monthly Tonnage

means:

•                  for a Month prior to the effective date of the relevant Model Calculation, the actual quantity of Coal in Tonnes Equivalent delivered by Coronado to Stanwell;

•                  for any other Month in respect of which Stanwell has given a nomination in accordance with Clause 4, the Annual Contract Tonnage nominated by Stanwell for that Year, divided by 12; and

•                  for any other Month during the Supply Term, 2,000,000 divided by 12, in Tonnes Equivalent.

4.                                      Model Calculations

The following Model Calculations will be calculated for each Month during the Supply Term using the Fixed Inputs, Variable Elements and other Model Calculations (as is relevant). The Discounted Monthly Cash Flows and the Outstanding Value of the SRA will also be calculated for each Month on and from the Valuation Date.

Model Calculation	Formula
Contract Price per Tonne	means, for each Month during the Supply Term, the Nominated Contract Price per GJ for that Month multiplied by the Contract Energy.
Derived Amount per Tonne	means, for each Month during the Supply Term, the Netback Price less the Contract Price per Tonne for that Month.
Derived Amount	means, for each Month during the Supply Term, the Derived Amount per Tonne multiplied by the Monthly Tonnage for that Month.
Cash in Lieu	means, for each Month during the Supply Term, the Derived Amount per Tonne multiplied by the Cash in Lieu Tonnage for that Month.
Monthly Cash Flows	means, for each Month during the Supply Term, the Derived Amount plus the Cash in Lieu for that Month.
Discounted Monthly Cash Flows	means, for each Month during the Supply Term the amount determined as: = Monthly Cash Flows x Discount Factor
Cumulative Discounted Cash Flows

means, for each Month on and from the Valuation Date, the sum of each of the Discounted Monthly Cash Flows for every Month occurring during the Supply Term up to and including that Month (and being, prior to the Supply Commencement Date, zero).

Outstanding Value of the SRA	means, for each Month on and from the Valuation Date, the amount determined as: =Value of the SRA - Cumulative Discounted Cash Flows

5.                                      Termination Payments

If this Agreement is terminated or if as at 31 December 2038, the Outstanding Value of the SRA is greater than zero, Coronado must pay to Stanwell a termination payment (Termination Payment) calculated in accordance with this Annexure A and:

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•                                          if the termination is due to Coronado’s default, the Termination Payment will be:

•                                          the Cash Value of the SRA; plus

•                                          the Top-Up Amount; and

•                                          if the termination is for any other reason or if as at 31 December 2038, the Outstanding Value of the SRA is greater than zero, the Termination Payment will be the Cash Value of the SRA.

Calculation of the Cash Value of the SRA

The Cash Value of the SRA is calculated as:

= Outstanding Value of the SRA m / Discount Factor m

with each such value being calculated as at the end of the Month in which the date of termination occurs.

Calculation of Top-Up Amount

The Top-Up Amount is determined by:

•                                          taking the remaining Supply Term as at the date of termination based on the last nomination (including the non-binding nomination for each Year in the Supply Term after the Year for which the nomination is made) under Clause 4.1;

•                                          calculating a revised Netback Price (the Revised Netback Price) for each Month of the remaining Supply Term in accordance with the table set out below and determining any Top-Up Amount payable by Coronado;

Input	Value of Fixed Input
Forecast Price

means, for each Month of the remaining Supply Term from and including the date of termination, the price for [***] kcal/kg NAR thermal coal on a Free on Board basis at Newcastle Port in nominal US$per tonne that is included for that Month in the Wood MacKenzie Long Term Thermal Market Outlook last published prior to the date of termination.

FX Rate

means, for each Month of the remaining Supply Term from and including the date of termination, the rate for converting US dollars into one Australian dollar that is included for that Month in the long term exchange rate forecast published by Wood MacKenzie last published prior to the date of termination.

A$ Forecast Price	means, for a Month, the Forecast Price divided by the FX Rate.
Reference Energy	means the energy applicable to the Forecast Price, as measured in GJ per Tonne (as received), being for the Forecast Price described above, [***] GJ per Tonne (as received)
Port Costs	in respect of each Month of the remaining Supply Term from and including the date of termination, the price in A$set out for that Month for Port Costs in Attachment 1 to this Annexure A.
Rail Costs	in respect of each Month of the remaining Supply Term from and including the date of termination, the price in A$set out for that Month for Rail Costs in Attachment 1 to this Annexure A.
Export Royalty

means, in respect of each Month of the remaining Supply Term from and including the date of termination:
if the A$Forecast Price less Port Costs is less than or equal to A$100/Tonne:

=((A$Forecast Price less Port Costs) x 7%)

if A$Forecast Price less Port Costs is greater than A$100/Tonne and less than or equal to A$150/Tonne:

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Input	Value of Fixed Input
=A$7 + ((A$Forecast Price less Port Costs less A$100) x 12.5%) if the A$Forecast Price less Port Costs is greater than A$150/Tonne: =A$13.25 + ((A$Forecast Price less Port Costs less $150) x 15%)
Revised Netback Price

is calculated for each Month of the remaining Supply Term from and including the date of termination as:

=(A$Forecast Price) x (Contract Energy / Reference Energy) - Port Costs - Rail Costs - Export Royalty

Discount Factor (Termination)

in respect of each Month of the remaining Supply Term from and including the date of termination, is to be determined as:

=1/[((1+ Discount Rate)^(1/365))^(Days from the date of termination to the end of the relevant Month)]

Top-Up Amount (Month)

in respect of each Month of the remaining Supply Term from and including the date of termination:

•                  if the Revised Netback Price is less than or equal to the Netback Price for the Month, the Top-Up Amount (Month) for the Month is zero; and

•                  if the Revised Netback Price is greater than the Netback Price for the Month, the Top-Up Amount (Month) for the Month is determined as:

= [(Revised Netback Price - Netback Price) x Monthly Tonnage x Discount Factor (Termination)].

Top-Up Amount	the sum of each Top-Up Amount (Month).

The Forecast Price and the FX Rate are the Forecast Indices. If at any time on and from the Valuation Date, a Forecast Index is no longer published or the basis of calculation of the Forecast Index materially changes, the Forecast Index will be replaced with a replacement index that best represents the characteristics of the relevant Forecast Index as at the Valuation Date. In order to determine whether a Forecast Index is no longer published or the basis of calculation of the Forecast Index materially changes and, if so, the replacement index:

•                                          Either Party may notify the other if it considers that a Forecast Index is no longer published or the basis of calculation of the Forecast Index has materially changed. If the Parties do not agree on whether a Forecast Index is no longer published or the basis of calculation of the Forecast Index has materially changed within 30 days of such notice, Clause 16.8 will apply.

•                                          If the Parties agree or it is determined that a Forecast Index is no longer published or the basis of calculation of the Forecast Index has materially changed, the Parties will seek to agree upon a replacement Forecast Index. If the Parties have not agreed on a replacement within 30 days of the agreement or determination, Stanwell will nominate a relevant replacement Forecast Index to Coronado.

•                                          If Coronado does not agree with the replacement Forecast Index provided by Stanwell, Clause 16.8 will apply.

•                                          If a replacement Forecast Index is determined in circumstances where Coronado is in default or this Agreement has been terminated due to Coronado’s default and the Forecast Index that is finally agreed or determined is the replacement Forecast Index nominated by Stanwell, then Coronado must bear the cost of the Expert and any consultant or advisors engaged by the Expert and Stanwell’ legal and other costs related to the determination.

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If a Forecast Index does not, as at the date of termination, publish any of the input for the Forecast Index beyond a date such that it does not include all remaining Months of the Supply Term as required to determine the Revised Netback Price, the Forecast Index for the Months in which no input is published will be determined as:

•                                          in relation to the Forecast Price, the forecast published for the date which is furthest in the future from the date of termination (Last Published Date) multiplied by the Forecast Escalation Rate where the Forecast Escalate Rate means:

means, for a Month: (1 + 0.02) ^ (Forecast Days / 365)

where Forecast Days means, for a Month, the number of days from (and excluding) the Last Published Date until (and including) the last day of the relevant Month; and

•                                          in relation to the FX Rate, the FX Rate published for the date which is furthest in the future from the date of termination.

6.                                      Maintenance of agreed Value of the SRA and model

For the purposes of administration, Coronado must prepare the Model Calculations in accordance with this Annexure A each Month make it available to Stanwell in the same format as the agreed Excel spreadsheet (or as otherwise agreed).

ME_151783656_13	Page 49

Attachment 1 to Annexure A

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ME_151783656_13	Page 50

Schedule 2  — CSA Dispute

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 51

Schedule 3  — Coronado Group Amendment of Guarantee

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 52

Schedule 4  — Coronado Australia Amendment of Guarantee

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 53

Schedule 5  — Coronado Group Amendment of Undertaking

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 54

Schedule 6  — Coronado Australia Amendment of Undertaking

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 55

Schedule 7  — Wilmington Trust Amendment of Undertaking

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 56

Schedule 8  — ACSA amendments

With effect from the date of this deed, the ACSA is amended as follows:

(a)                                 clauses 2.9, 3.9 and 3.10 are deleted;

(b)                                 the definitions of ‘Coronado Holdings’, ‘Corporations Act’ and ‘Permitted Reorganisation’ in this deed are added to clause 1.1 of the ACSA;

(c)                                  the following definition of ‘Change of Control’ is added to Clause 1.1:

‘“Change of Control” means, in relation to Coronado, a change in the persons (including a fund, a trust or a corporation as defined in the Corporations Act) who are individually or together able to Control Coronado.’

(d)                                 the following definition of ‘Control’ is added to Clause 1.1:

‘“Control” has the meaning given in section 50AA of the Corporations Act, and in addition:

(a)                                 in the case of a corporation, includes the power (whether it is legally enforceable or not) to control, whether directly or indirectly, the composition of the board of directors of that corporation, the voting rights of the majority of the voting shares of the corporation or the management of the affairs of the corporation; and

(b)                                 in the case of a trust, includes the power (whether it is legally enforceable or not) to control, whether directly or indirectly, the appointment or removal of the trustee of the trust, the composition of the board of directors of the trustee, the voting rights of the majority of the securities of the trust or the management of the affairs of the trust or the business operated by the trust, and Controlled has a corresponding meaning, where a reference to the Corporations Act in this definition is to that Act as in force at 13 August 2018.’

(e)                                  the definition of ‘Project Documents’ is deleted and replaced as follows:

‘“Project Documents” means this Agreement, the Curragh Mine — New Coal Supply Deed dated on or about 14 August 2018 between Stanwell and Coronado Curragh Pty Ltd ACN 009 362 565, the ‘Binding Terms Sheet’ that applies as an agreement between Stanwell and Coronado Curragh Pty Ltd ACN 009 362 565 pursuant to that deed, any agreement that supersedes and replaces that Binding Terms Sheet, and any other agreement between Stanwell and Coronado Curragh Pty Ltd ACN 009 362 565 for the supply of Coal from the Curragh Mine.’

(f)                                   Clause 19 is deleted and replaced as follows:

‘19.         Assignment and Change of Control

Assignment by Wesfarmers

19.1                        Wesfarmers may not assign all or any part of its rights or obligations under this Agreement unless:

(a)                                 Stanwell has given its prior consent; and

(b)                                 its rights, in the same percentage, to the Tenements and to each Project Document are assigned to the same assignee at the same time, except in relation to a deemed assignment under Clause 19.5.

Assignment of rights to the Tenements

19.2                        Wesfarmers may not assign its rights to the Tenements, except together with an assignment, in the same percentage, of its rights and obligations under this Agreement.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 57

19.3                        Notwithstanding Clause 19.2, Wesfarmers may encumber its rights to the Tenements so long as the encumbrancee undertakes in a form reasonably satisfactory to Stanwell only to dispose of such rights together with an assignment of rights and obligations under this Agreement in accordance with Clause 19.1.

Assignment by Stanwell

19.4                        Stanwell may not assign all or any part of its rights or obligations under this Agreement unless:

(a)                                 Wesfarmers has given its prior consent; and

(b)                                 each Project Document is assigned to the same assignee at the same time.

Change of Control

19.5                        A Change of Control of Wesfarmers will be deemed to be an assignment of this Agreement for the purpose of this Clause 19 and the person that acquires Control will be deemed to be the “proposed assignee”, provided that this Clause 19.5 will not apply if the Change of Control of Wesfarmers occurs as a result of the purchase and sale of shares or other securities in Coronado Holdings on the Australian Stock Exchange.

Requests for consent

19.6

(a)                                 The Party requesting any consent under this Clause 19 (“Party Concerned”) may request consent for a proposed assignee as soon as it believes a person is likely to be an assignee (“Request”).

(b)                                 The Party whose consent is required under this Clause 19 (“Consenting Party”) must, within 30 days (or 45 days if Clause 19.6(d) applies) of receiving a Request, by notice to the Party Concerned, either:

(i)                                    subject only to Clause 19.7(b), 19.7(d) and 19.7(e), give unqualified consent; or

(ii)                                refuse consent, in which case it must set out the reasons for such refusal.

(c)                                  If the Consenting Party fails for any reason to give the notice within such period, unqualified consent will be deemed to have been given.

(d)                                 If neither the proposed assignee nor any of its Holding Companies:

(i)                                    has a substantial investment in Australia, or

(ii)                                is listed on a stock exchange either in Australia or overseas,

then the 30 day period referred to in Clause 19.6(b) will be extended to 45 days.

(e)                                  To maximise the time the Consenting Party has to consider the suitability of a proposed assignee, the Party Concerned may notify the Consenting Party of a shortlist of proposed assignees as soon as the Party Concerned is satisfied that a list, acceptable to it, is available. However, a notice requesting a consent for the purpose of this Clause 19.6 for a particular assignee will not be deemed to have been given until the Party Concerned by notice informs the Consenting Party that in its opinion a person named in the shortlist is likely to be an assignee.

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 58

Financial Ability

19.7                        (a)           In this Clause 19.7 “Financial Ability” means:

(i)                                    in relation to a party its financial ability to perform its obligations as a party to this Agreement; and

(ii)                                where Clause 19.5 applies, a Party’s financial ability to perform its obligations as a party to this Agreement taking into account its Financial Ability and whether that is materially adversely affected by a change of ownership to the proposed assignee.

(b)                                 Where a Party’s consent is required under this Clause 19, such consent must be given unless:

(i)                                    the Consenting Party, acting reasonably, determines that the proposed assignee does not have the Financial Ability; or

(ii)                                where Clause 19.5 applies, Stanwell, acting reasonably, determines that the Party would not continue to have the Financial Ability.

(c)

(i)                                    If, acting reasonably, the Consenting Party determines that the proposed assignee does not have the Financial Ability, and so informs, with reasons, the Party Concerned as contemplated in Clause 19.6 (b)(ii), the Party Concerned may then request the Consenting Party to consider whether by taking into account the ownership of the proposed assignee and the financial substance of its Holding Company (“Matters”) the proposed assignee thereby has the Financial Ability.

(ii)                                The Consenting Party must consider the request made under Clause 19.7(c)(i) within 5 days of receiving it. If, acting reasonably it determines that by taking into account either or both Matters, the proposed assignee thereby has the Financial Ability, the Consenting Party must inform the Party Concerned to that effect and give its consent to the proposed assignment. In doing so, the Consenting Party may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.

(d)

(i)                                    When making a Request under Clause 19.6 in respect of a particular proposed assignee, the Party Concerned may request that if the Consenting Party, acting reasonably, should determine that the proposed assignee does not have the Financial Ability, then the Consenting Party also have regard to the Matters for that proposed assignee.

(ii)                                In that event the Consenting Party, acting reasonably, may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee. Any such consent is to be given within the 30 or 45 day period as contemplated under Clause 19.6. In doing so the Consenting Party must also give reasons for initially determining that the proposed assignee does not have the Financial Ability.

(e)                                  Notwithstanding any other provision of Clause 19 a consent for a particular potential assignee will be deemed to include a consent for any Related Body Corporate of it that becomes the actual assignee so

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
ME_151322914_11	Page 59

long as the Related Body Corporate is determined by the Consenting Party in accordance with this Clause 19.7 to:

(i)                                    meet the criteria set out in this Clause; or if not

(ii)                                meet the criteria set out in this Clause by the Consenting Party, acting reasonably, taking into account the Matters, if the Party Concerned has requested that the Matters be considered, and if Clause 19.7(e)(ii) applies, the Consenting Party may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.

Deemed notice

19.8                        The Parties agree that any notice referred to in this Clause 19 will be deemed to have been given and received if:

(a)                                 a similar notice has been given pursuant to the equivalent provision to this Clause 19 in another Project Document; and

(b)                                 that notice refers to this Agreement.’

(g)                                  Clause 27.5 of the ACSA is deleted and replaced as follows:

‘If a default is not cured within the applicable cure period described in Clause 27.3, the non-defaulting Party may, subject to:

(a)                                 giving 30 days’ notice to the defaulting Party stating its intention to do so if the default is not cured (and the default is not cured within that notice period) provided that only 15 days’ notice shall be required for a Financial Default under Clause 27.1(b)(i) (and provided that any notice given pursuant to this Clause shall state the effective date of such termination); and

(b)                                 if the Event of Default is a Non-Financial Default, that default having a material adverse effect on the rights of the non-defaulting Party under this Agreement,

terminate this Agreement without prejudice to any of its other rights in this Agreement, any right to sue the defaulting Party for damages for that default or the exercise of all other available legal or equitable remedies, including suing for specific performance, injunctive relief or such other orders as it deems appropriate.’

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
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Schedule 9  — Existing security

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
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Schedule 10  — Coronado Group structure

[***]

MinterEllison | Ref: JRP:BCC:1192745	Curragh Mine – New Coal Supply Deed
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